UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
Filed by the Registrant ☒
Filed by a Party other than the Registrant ☐
Check the appropriate box:
☐    Preliminary Proxy Statement
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☒    Definitive Proxy Statement
☐    Definitive Additional Materials
☐    Soliciting Material Pursuant to Rule 14a-12
Global Business Travel Group, Inc.

(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
Payment of filing fee (Check all boxes that apply):
☒    No fee required
☐    Fee paid previously with preliminary materials
☐    Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11

GLOBAL BUSINESS TRAVEL GROUP, INC.
666 3rd Avenue, 4th Floor
New York, NY 10017

April 2, 2026

Dear Stockholder:

You are cordially invited to attend Global Business Travel Group, Inc.’s 2026 annual meeting of stockholders (the "Annual Meeting") on Wednesday, May 13, 2026, at 10:30 a.m., Eastern Time, online at http://www.virtualshareholdermeeting.com/GBTG2026.
The matters to be acted on at the Annual Meeting of Stockholders are described in the enclosed notice and proxy statement.
We realize that you may not be able to attend the Annual Meeting of Stockholders and vote your shares at the meeting. However, regardless of your meeting attendance, we need your vote. We urge you to ensure that your shares are represented by voting in advance of the meeting on the Internet or via a toll-free telephone number, as instructed in the Notice Regarding the Internet Availability of Proxy Materials, or if you have elected to receive a paper or e-mail copy of the proxy materials, by completing, signing and returning the proxy card that is provided. If you decide to attend the Annual Meeting of Stockholders, you may revoke your proxy at that time and vote your shares at such meeting.
We look forward to receiving your proxy and perhaps seeing you at the Annual Meeting of Stockholders.

Sincerely,

/s/ Paul Abbott

Paul Abbott
Chief Executive Officer

GLOBAL BUSINESS TRAVEL GROUP, INC.
666 3rd Avenue, 4th Floor
New York, NY 10017

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON WEDNESDAY, MAY 13, 2026

Date and Time:	Wednesday, May 13, 2026, at 10:30 a.m., Eastern Time
Location:	http://www.virtualshareholdermeeting.com/GBTG2026
Items for Business:	At the Annual Meeting, stockholders will be invited to consider and vote upon the following matters:
1.Election of three Class I directors to serve for a three-year term of office expiring at the 2029 annual meeting of stockholders and until his or her successor has been elected and qualified, or until his or her earlier death, resignation or removal;
2.Ratification of the appointment of KPMG LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2026;
3.Approval, on an advisory basis, of the compensation of our named executive officers ("NEOs");
4.Approval of the amendment to our 2022 Equity Incentive Plan; and
5.Any other matter that properly comes before the Annual Meeting.
The foregoing items of business are more fully described in the proxy statement accompanying this Notice of Annual Meeting of Stockholders.
Who may vote:    The Board of Directors has fixed the close of business on March 17, 2026 as the record date for the determination of stockholders entitled to notice of, and to vote at, the Annual Meeting and any postponement or adjournment thereof. A list of stockholders entitled to vote at the Annual Meeting will be available for examination during ordinary business hours for 10 days prior to the Annual Meeting at our principal executive office at 666 3rd Avenue, 4th Floor, New York, NY 10017.
YOUR VOTE IS VERY IMPORTANT and all proxies are being solicited by the Board of Directors. So, whether or not you plan on attending the Annual Meeting, we encourage you to submit your proxy as soon as possible (i) by accessing the Internet site or by calling the toll-free number described in the proxy materials or (ii) by signing, dating and returning a proxy card or instruction form provided to you. By submitting your proxy promptly, you will save the Company the expense of further proxy solicitation. Please note that all votes cast by telephone or on the Internet must be cast prior to 11:59 p.m., Eastern Time, on May 12, 2026.
By Order of the Board of Directors,

/s/ Eric J. Bock

Eric J. Bock
Chief Legal Officer, Global Head of M&A and Compliance and Corporate Secretary
April 2, 2026
New York, New York

i

GLOBAL BUSINESS TRAVEL GROUP, INC.
666 3rd Avenue, 4th Floor
New York, NY 10017

PROXY STATEMENT

INFORMATION ABOUT THE ANNUAL MEETING AND PROXY MATERIALS
General
This proxy statement is furnished to stockholders of Global Business Travel Group, Inc., a Delaware corporation (the “Company”, “GBTG”, "we", "us", or "our"), in connection with the solicitation of proxies for use at the Annual Meeting of Stockholders of the Company (the “Annual Meeting”) to be held on Wednesday, May 13, 2026, at 10:30 a.m., Eastern Time, online at http://www.virtualshareholdermeeting.com/GBTG2026. This solicitation of proxies is made on behalf of the Board of Directors.
Important Notice Regarding the Availability of Proxy Materials for the
Annual Meeting to be Held on Wednesday, May 13, 2026
Pursuant to the rules adopted by the U.S. Securities and Exchange Commission (the “SEC”), we have elected to provide access to our proxy materials over the Internet. Accordingly, we are sending a Notice Regarding the Internet Availability of Proxy Materials (the “Internet Notice”) to certain of our stockholders of record. We are also sending a paper copy of the proxy materials and proxy card to other stockholders of record who have indicated they prefer receiving such materials in paper form. Brokers and other nominees who hold shares on behalf of beneficial owners will be sending their own similar Internet Notice. Such Internet Notice, or this proxy statement and proxy card or voting instruction form, as applicable, is being mailed to our stockholders on or about April 2, 2026. This proxy statement and the 2025 Annual Report on Form 10-K that was filed with the SEC on March 9, 2026 (the “2025 Annual Report”) are available free of charge at proxyvote.com.
What Are You Voting On?
You will be asked to vote on the following proposals at the Annual Meeting:
1.Election of three Class I directors to serve for a three-year term of office expiring at the 2029 annual meeting of stockholders and until his or her successor has been elected and qualified, or until his or her earlier death, resignation or removal;
2.Ratification of the appointment of KPMG LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2026;
3.Approval, on an advisory basis, of the compensation of our named executive officers ("NEOs"), also known as "say-on-pay";
4.Approval of the amendment to our 2022 Equity Incentive Plan; and
5.Any other matter that properly comes before the Annual Meeting.
Who Can Vote?
At the close of business on March 17, 2026 (the “Record Date”), there were 523,342,918 shares of our Class A common stock, par value $0.0001 per share (“Class A Common Stock”), outstanding with respect to all matters to be acted upon at the Annual Meeting. Our Class A Common Stock is referred to herein as “common stock” and each holder of a share of our common stock is referred to herein as a “stockholder.” Each stockholder of record is entitled to one vote for each share of our common stock held by such stockholder. No shares of undesignated preferred stock were outstanding as of the Record Date.

Only holders of record of shares of our common stock as of the close of business on the Record Date are entitled to receive notice of, and to vote at, the Annual Meeting. Each share of common stock entitles the holder thereof to one vote. Your shares of common stock may be voted at the Annual Meeting, or any adjournment or postponement thereof, only if you are present at the virtual meeting or your shares are represented by a valid proxy.
Difference Between a Stockholder of Record and a “Street Name” Holder
If your shares are registered directly in your name, you are considered the stockholder of record with respect to those shares.
If your shares are held in a stock brokerage account or by a bank, trust or other nominee, then the broker, bank, trust or other nominee is considered to be the stockholder of record with respect to those shares. However, you are still considered to be the beneficial owner of those shares, and your shares are said to be held in “street name.” Street name holders generally cannot submit a proxy or vote their shares directly and must instead instruct the broker, bank, trust or other nominee how to vote their shares using the methods described below under the heading “Voting Your Shares.”
Quorum
The presence of a majority of the outstanding shares of our common stock entitled to vote constitutes a quorum. A quorum is required in order to hold and conduct business at the Annual Meeting. Your shares are counted as present at the Annual Meeting if you:
•Are present at the virtual Annual Meeting; or
•Have properly submitted a proxy card by mail or submitted a proxy by telephone or over the Internet.
If you submit your proxy, regardless of whether you abstain from voting on one or more matters, your shares will be counted as present at the Annual Meeting for the purpose of determining a quorum. If your shares are held in “street name,” your shares are counted as present for purposes of determining a quorum if your broker, bank, trust or other nominee submits a proxy covering your shares. Your broker, bank, trust or other nominee is entitled to submit a proxy covering your shares as to certain “routine” matters, even if you have not instructed your broker, bank, trust or other nominee on how to vote on those matters. Please see below under “ — Broker Non-Votes.”
Voting Your Shares
The Annual Meeting will be held entirely online this year. You may vote by attending the virtual Annual Meeting or by submitting a proxy. The method of voting by proxy differs (i) depending on whether you are viewing this proxy statement on the Internet or receiving a paper copy and (ii) for shares held as a record holder and shares held in “street name.”
If you are a record holder, you may vote by submitting a proxy over the Internet or by telephone by following the instructions on the website referred to in the proxy card or the Internet Notice mailed to you.
Alternatively, if you received a paper copy of your proxy card, you may vote your shares by submitting a proxy over the Internet or by telephone by following the instructions on the proxy card, or by completing, dating and signing the proxy card that was included with this proxy statement and promptly returning it in the pre-addressed, postage-paid envelope provided to you.
If your shares are held in “street name,” your broker, bank or other street name holder will provide you with instructions that you must follow to have your shares voted.
Deadline for Submitting Your Proxy on the Internet or by Telephone
Internet and telephone voting will close at 11:59 p.m., Eastern Time, on May 12, 2026. Stockholders who submit a proxy through the Internet should be aware that they may incur costs to access the Internet, such as usage charges from telephone companies or Internet service providers and that these costs must be borne by the stockholder. Stockholders who submit a proxy by Internet or telephone need not return a proxy card or the voting instruction form forwarded by your broker, bank, trust or other nominee by mail.
YOUR VOTE IS VERY IMPORTANT. Please submit your vote in advance even if you plan to attend the Annual Meeting.
Voting at the Annual Meeting
If you plan to attend the Annual Meeting, you may vote during the virtual meeting. Please note that if your shares are held in “street name” and you wish to vote during the meeting, you must obtain a proxy issued in your name from your broker, bank or other street name holder. Even if you intend to attend the Annual Meeting, we encourage you to submit your proxy or voting instructions to vote your shares in advance of the Annual Meeting. Please see the important instructions and requirements below under “- Attendance at the Annual Meeting.”
Changing Your Vote
As a stockholder of record, if you vote by proxy, you may revoke that proxy at any time before it is voted at the Annual Meeting. Stockholders of record may revoke a proxy prior to the Annual Meeting by (i) delivering a written notice of revocation to the attention of the Corporate Secretary, Global Business Travel Group, Inc., at our principal executive office at 666 3rd Avenue, 4th Floor, New York, NY 10017, (ii) duly submitting a later-dated proxy over the Internet, by mail, or if applicable, by telephone, or (iii) attending the virtual Annual Meeting and voting during the meeting. Attendance at the Annual Meeting will not, by itself, revoke a proxy.
If your shares are held in the name of a broker, bank, trust or other nominee, you may change your voting instructions by following the instructions of your broker, bank, trust or other nominee.
If You Receive More Than One Proxy Card or Internet Notice
If you receive more than one proxy card or Internet Notice, it means you hold shares that are registered in more than one account. To ensure that all of your shares are voted, sign and return each proxy card or, if you submit a proxy by telephone or the Internet, submit one proxy for each proxy card or Internet Notice you receive.
How Your Shares Will Be Voted
Shares represented by proxies that are properly executed and returned, and not revoked, will be voted as specified. YOUR VOTE IS VERY IMPORTANT.
If You Do Not Specify How You Want Your Shares Voted
If you are the record holder of your shares and submit your proxy without specifying how your shares are to be voted, your shares will be voted as follows:
•FOR the election of each of the three nominees for Class I directors;
•FOR the ratification of the appointment of KPMG LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2026;
•FOR the approval, on an advisory basis, of the compensation of our NEOs; and
•FOR the amendment to our 2022 Equity Incentive Plan.
In addition, the proxy holders named in the proxy are authorized to vote in their discretion on any other matters that may properly come before the Annual Meeting and at any postponement or adjournment thereof. The Board of Directors knows of no other items of business that will be presented for consideration at the Annual Meeting other than those described in this proxy statement.
Broker Non-Votes
A “broker non-vote” occurs when a nominee holding shares for a beneficial owner has not received voting instructions from the beneficial owner and does not have discretionary authority to vote the shares. If you hold your shares in street name and do not provide voting instructions to your broker or other nominee, your shares will be considered to be broker non-votes and will not be voted on any proposal on which your broker or other nominee does not have discretionary authority to vote. Shares that constitute broker non-votes will be counted as present at the Annual Meeting for the purpose of determining a quorum, but will not be considered entitled to vote on the proposal in question. Brokers generally have discretionary authority to vote on the ratification of the selection of KPMG LLP as our independent registered public accounting firm. Brokers do not have discretionary authority, however, to vote on director elections, the advisory vote on the compensation of our NEOs or the amendment to our 2022 Equity Incentive Plan.

Votes Required
The following table summarizes the voting requirements and the effects of broker non-votes or abstentions on each of the proposals to be voted on at the Annual Meeting:

	Proposals	Required Vote	Effect of Broker Non-Votes	Effect of Abstentions
1.	Election of Directors	Majority of votes cast for each nominee	None	None
2.	Ratification of the Appointment of Independent Registered Public Accounting Firm	Majority of votes cast	None	None
3.	Approval, on an advisory basis, of the compensation of our NEOs	Majority of votes cast	None	None
4.	Approval of the amendment to our 2022 Equity Incentive Plan	Majority of votes cast	None	None
Inspector of Election
All votes will be tabulated by the inspector of election appointed for the Annual Meeting, who will separately tabulate affirmative and negative votes, abstentions and broker non-votes.
Solicitation of Proxies
We will bear the cost of soliciting proxies. Copies of solicitation materials will be furnished to banks, brokerage houses, fiduciaries and custodians holding shares of our common stock in their names that are beneficially owned by others to forward to those beneficial owners. We may reimburse persons representing beneficial owners for their costs of forwarding the solicitation materials to the beneficial owners. Original solicitation of proxies may be supplemented by telephone, facsimile, electronic mail or personal solicitation by our directors, officers or other employees. No additional compensation will be paid to our directors, officers or other employees for such services.
Attendance at the Annual Meeting
You may attend the Annual Meeting, as well as vote and submit questions during the Annual Meeting, by visiting http://www.virtualshareholdermeeting.com/GBTG2026. You will need your unique control number, which appears in the Internet Notice, the proxy card or voting instructions that accompanied the proxy materials. In the event that you do not have a control number, please contact your broker, bank or other nominee as soon as possible so that you can be provided with a control number and gain access to the meeting.

PROPOSAL 1  — ELECTION OF DIRECTORS
The Board of Directors currently consists of eleven members. In accordance with our certificate of incorporation, the Board of Directors is divided into three classes with staggered three-year terms. Only one class of directors is elected at each annual meeting of stockholders, with the other classes continuing for the remainder of their respective three-year terms. The Board of Directors is designated as follows:
•The Class I directors are Paul Abbott, Eric Hart, and Kathleen Winters, and their terms will expire at the Annual Meeting;
•The Class II directors are Ugo Arzani, James Bush, Alexander Drummond, and Susan Ward, and their terms will expire at the 2027 annual meeting of stockholders; and
•The Class III directors are Faisal Bin Saoud Al-Thani, Raymond Donald Joabar, Michael Gregory (Greg) O’Hara, and Itai Wallach and their terms will expire at the 2028 annual meeting of stockholders.
At each annual meeting of stockholders, upon the expiration of the term of a class of directors, each director in the class, or the successor to each such director in the class, is elected to serve from the time of election and qualification until the third annual meeting following his or her election and until his or her successor is duly elected and qualified, in accordance with our certificate of incorporation. Any increase or decrease in the number of directors is distributed among the three classes so that, as nearly as possible, each class will consist of one-third of the directors.
Director Nominees for Election at the Annual Meeting (Class I)
The current term of the Class I directors will expire at the Annual Meeting. Accordingly, the Board of Directors nominated each of Paul Abbott, Eric Hart, and Kathleen Winters for re-election at the Annual Meeting as a Class I director to hold office until the annual meeting of stockholders to be held in 2029 and until his or her successor is duly elected and qualified or until his or her earlier death, resignation or removal. Eric Hart was recommended as a director nominee by EG Corporate Travel Holdings LLC (“Expedia”), an affiliate of Expedia Group pursuant to the terms of the amended and restated shareholders agreement dated January 11, 2024, (the “Shareholders Agreement”) by and between GBTG, GBT JerseyCo Limited (“GBT JerseyCo”), American Express International, Inc. (“American Express”), an affiliate of the American Express Company , Expedia, and QIA Retail Holding LLC ("QIA"), an affiliate of the Qatar Investment Authority. Paul Abbott was recommended as a director nominee as our Chief Executive Officer ("CEO") pursuant to the terms of the Shareholders Agreement. The nominees have consented to serve a term as Class I directors. Should any of the nominees become unable to serve for any reason prior to the Annual Meeting, subject to the terms of the Shareholders Agreement, the Board of Directors may designate a substitute nominee, in which event the persons named in the enclosed proxy will vote for the election of such substitute nominee, or may reduce the number of directors on the Board of Directors. See “Certain Relationships and Transactions  — Shareholders Agreement” for additional information regarding the Shareholders Agreement.
Below is a biography of each Class I director nominee standing for election at the Annual Meeting:

PAUL ABBOTT
Age: 57	Chief Executive Officer
Director Since: May 27, 2022	Committees: None

Paul Abbott has served as our Chief Executive Officer since May 27, 2022 and previously served as Chief Executive Officer of legacy GBTG ("Legacy GBTG") from October 2019 until May 27, 2022. Prior to joining the Company, Mr. Abbott served in a variety of senior roles for 24 years at American Express Company, most recently as Chief Commercial Officer, Global Commercial Payments at American Express Company from February 2018 until September 2019. Mr. Abbott led the rapid and successful expansion of the American Express Company Business-to-Business Payments business around the world and introduced innovative new products and services to four million businesses of all sizes in over 150 countries. In addition, Mr. Abbott led the expansion of American Express Company’s card-issuing partnerships with some of the world’s largest financial institutions. Mr. Abbott previously worked at British Airways for nine years. Mr. Abbott received his postgraduate degree from Lancaster University. Mr. Abbott’s extensive business experience, including currently as Chief Executive Officer of the

Company and previously as a senior executive officer of American Express Company, led the Board of Directors to conclude that he should serve as a director for the Company.

ERIC HART
Age: 50
Director Since: May 27, 2022	Committees: None

Eric Hart is currently Strategy, Business, and Corporate Development Officer of Expedia Group. Prior to rejoining Expedia Group in 2026, Mr. Hart served as Chief Financial Officer of Plaid, a leading fintech company, where he was responsible for scaling financial operations and driving innovation. Mr. Hart previously served as Chief Financial Officer of Expedia Group from December 2019 until October 2022, overseeing Expedia Group’s corporate development, accounting, financial reporting and analysis, investor relations, treasury, internal audit, tax and real estate teams. Mr. Hart also served as Expedia Group’s Chief Strategy Officer with responsibility for Expedia Group’s strategy and business development as well as global mergers & acquisitions and investments. Prior to assuming the Chief Strategy Officer position, Mr. Hart served as the General Manager of Expedia Group’s CarRentals.com brand for nearly three years. Prior to that, he oversaw corporate strategy for Expedia Group, leading some of Expedia Group’s largest acquisitions. Before joining Expedia Group, Mr. Hart spent time as a Vice President at Lake Capital, as a Project Leader at Boston Consulting Group, and as a Consultant at Accenture. Mr. Hart holds a bachelor’s degree from Georgia State University and a Master’s in Business Administration from University of Chicago Booth School of Business. Mr. Hart was nominated to the Board of Directors by Expedia pursuant to the Shareholders Agreement. Mr. Hart’s experience in corporate finance, corporate strategy and business development led the Board of Directors to conclude that he should serve as a director for the Company.

KATHLEEN WINTERS
Age: 58	Independent
Director Since: May 27, 2022	Committees:
•Risk Management & Compliance (Chair)
•Audit & Finance
Kathleen Winters is an independent Board Advisor. Ms. Winters additionally serves on the board of directors of Definitive Healthcare (Nasdaq: DH) and The Hartford Insurance Group, Inc. (NYSE: HIG). Ms. Winters served as Chief Financial Officer of ADP (Nasdaq: ADP), a leading global technology company providing human capital management solutions, from 2019 to 2021. As Chief Financial Officer, Ms. Winters guided ADP through the pandemic, accelerated meaningful digital and operational transformation and implemented a rigorous capital allocation program. Ms. Winters led ADP’s global finance organization and represented the company to stakeholders, communicating the company’s strategy, investments and financial performance. Ms. Winters oversaw Business Finance, Financial Planning and Analysis, Investor Relations, Tax, Treasury (including Client Fund Portfolio Investment), Controllership and Internal Audit. Prior to joining ADP, Ms. Winters served as Managing Director, Chief Financial Officer of MSCI Inc. (NYSE: MSCI), a leading provider of investment decision support tools for institutional investors, including indexes, from 2016 to 2019. Before joining MSCI, Ms. Winters spent fourteen years in various leadership roles at Honeywell International, including CFO of Performance Materials & Technologies, a $10 billion materials and services company, Corporate Controller and Global Leader of Financial Planning & Analysis. Prior to Honeywell, Ms. Winters began her career at PwC, serving clients primarily in the entertainment and media industries. Ms. Winters received her bachelor’s degree from Boston College, is a CPA and a

Six Sigma Certified Black Belt. Ms. Winters’s extensive experience in corporate finance led the Board of Directors to conclude that she should serve as a director for the Company.

Required Vote
Each director will be elected by a majority of the votes cast (i.e., the number of shares voted FOR a nominee must exceed the number of shares voted AGAINST that nominee, excluding abstentions).

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR THE ABOVE NOMINEES FOR ELECTION AS CLASS I DIRECTORS TO THE BOARD.
☑

Incumbent Directors - Terms Expiring at the 2027 Annual Meeting (Class II)
Below are biographies of the directors continuing in office as Class II directors:

UGO ARZANI
Age: 51	Independent
Director Since: February 27, 2025	Committees:
•Nominating & Corporate Governance
•Risk Management & Compliance
Ugo Arzani previously served as a member of Legacy GBTG board of directors from June 2017 until May 27, 2022. Since September 2013, Mr. Arzani has served as Head of Retail & Consumer for the Qatar Investment Authority, where he leads investments across various asset classes in companies operating in the Retail, Consumer Goods, Consumer Technology, Leisure, Sports and Agricultural sectors. To date, Ugo has completed more than 40 investments worldwide for Qatar Investment Authority. Before joining Qatar Investment Authority in September 2013, Mr. Arzani spent 15 years at Merrill Lynch (subsequently Bank of America Merrill Lynch) in its investment banking division in London during which he advised Retail and Consumer companies in a multitude of mergers and acquisitions and financing transactions. Mr. Arzani is currently serving as a member of the board of directors of Harrods, Groupe Accor, and Sauber Holding. Mr. Arzani is an Italian national, fluent in Italian, English, French and German. Mr. Arzani holds a degree in Business Administration from Bocconi University in Milan, awarded Magna Cum Laude. Mr. Arzani was nominated to the Board of Directors by QIA pursuant to the Shareholders Agreement. Mr. Arzani's experience in business, investment management and corporate finance led the Board of Directors to conclude that he should serve as a director for the Company.

JAMES BUSH
Age: 68	Independent
Director Since: May 27, 2022	Committees:
•Compensation (Chair)
•Audit & Finance
•Nominating & Corporate Governance
James Bush previously served as a member of Legacy GBTG board of directors from January 2020 until May 27, 2022. Mr. Bush joined American Express Company in 1986 and served various marketing, customer service and operations roles before becoming Executive Vice President and General Manager of the new Strategic Alliances Group in 2000. Before retiring from American Express Company in 2018, Mr. Bush served as a Senior Advisor to the new chief executive officer, with a special focus on growth opportunities in Asia. In his most recent role from 2015 to 2018, Mr. Bush was President, Global Network and International Card Services, responsible for all consumer business outside the United States and all global bank partnerships. As Executive Vice President, World Service from 2009 to 2015 and Executive Vice President, US Service Delivery from 2005 to 2009, Mr. Bush led customer care as well as global operations, card processing and credit and fraud management. From 2001 to 2005, Mr. Bush was the Regional President, Japan/Asia Pacific/Australia. Mr. Bush is a member of the Board of Trustees and the President’s Council at Valley Health System in New Jersey, the Corporate Board of Jupiter Medical Center in Jupiter, Florida and the Board of Trustees of Rider University. Mr. Bush previously served on the board of directors Webster Financial Corporation and was a member of the Global Policy Forum at Penn State University. Mr. Bush received his B.S. in Accounting from Rider University. Mr. Bush’s extensive business experience, including as a senior executive officer of American Express Company, led the Board of Directors to conclude that he should serve as a director for the Company.

ALEXANDER DRUMMOND
Age: 45
Director Since: June 5, 2024	Committees:
•Risk Management & Compliance

Alexander Drummond joined American Express Company in July 2021 and currently serves as the Executive Vice President and General Manager of Membership Portfolio Services, previously serving as the Chief Strategy Officer from July 2021 until October 2024. Mr. Drummond is responsible for accelerating the growth on some of American Express Company’s most critical membership services, including in Dining and American Express Offers and Media Services. Mr. Drummond also serves as Chairman of the Board of American Express Carte France, American Express Company’s French legal entity. Prior to joining American Express Company, Mr. Drummond was a Managing Director and Partner at Boston Consulting Group (BCG) where he led Payments and Transaction Banking for North America and was part of BCG’s global payments management team. During Mr. Drummond's time at BCG, he also led payments projects in growth strategy, large scale cost transformation, customer journey reimagination efforts, cobrand negotiation and turnaround, and strategic due diligence for both North American and European financial institutions. Mr. Drummond received his MBA from INSEAD in Singapore and a master’s degree in electrical engineering from Université Catholique de Louvain. Mr. Drummond was nominated to the Board of Directors by American Express pursuant to the Shareholders Agreement. Mr. Drummond's extensive experience in business, strategy and technology, including as a senior executive officer of American Express Company, led the Board of Directors to conclude that he should serve as a director for the Company.

SUSAN WARD
Age: 65	Independent
Director Since: May 27, 2022	Committees:
•Audit & Finance (Chair)
•Risk Management & Compliance

Susan Ward previously served as a member of Legacy GBTG board of directors from September 20, 2021 until May 27, 2022. Ms. Ward has served on the board of directors of Saia, Inc. (Nasdaq: SAIA) since November 2019 and Ecovyst Inc. (NYSE: ECVT) since June 2020. Ms. Ward is the retired Chief Accounting Officer of UPS, a role in which she served from 2015 to 2019, with her career spanning more than 25 years. At UPS, she held a variety of roles within Finance & Accounting as well as Operations. Her experience includes Corporate Finance, Mergers & Acquisitions, Global Risk Management, Pension Investments, External Reporting, Corporate Accounting, and Internal Audit. Ms. Ward’s experience also includes P&L responsibility for a United States small package operation and the design and execution of a global finance and accounting functional transformation, which was targeted to save annually through technology enabled solutions such as data analytics, artificial intelligence and robotics. Prior to joining UPS, Ms. Ward served as a Senior Manager at Ernst & Young in both New York City and Atlanta where her industry experience included real estate, telecommunications and entrepreneurial businesses. Ms. Ward received her bachelor's degree in Accounting from St. Bonaventure University and her MBA in Finance from Fordham University. Ms. Ward also attended the Leadership and Strategic Impact Executive Program at the Tuck School of Business at Dartmouth College. Ms. Ward is a Certified Public Accountant. Ms. Ward’s extensive experience in business, corporate finance and accounting led the Board of Directors to conclude that she should serve as a director for the Company.

Incumbent Directors - Terms Expiring at the 2028 Annual Meeting (Class III)
Below are biographies of the directors continuing in office as Class III directors:

FAISAL BIN SAOUD AL-THANI
Age: 48	Independent
Director Since: June 11, 2025	Committees: None

Sheikh Faisal Bin Saoud Al-Thani is the Chief Operating Officer at Qatar Investment Authority. Sheikh Faisal joined Qatar Investment Authority in May 2007 and has held various leadership roles such as the Head of Industrials & Materials, Head of Business Development Department, and member of Mergers and Acquisitions Department where he executed deals such as Harrods, Costa Smeralda, & Iberdrola. Sheikh Faisal is also the Chairman of Smeralda Holding Srl. and Q Power Holding LLC and serves on the boards of directors of Wessal Capital Asset Management, Wessal Casa Port, and Wessal Tangier Marina. Sheikh Faisal is also on the boards of directors of Saturn Sound Topco Ltd., Rolls Royce SMR Ltd., Q Raven Holdings LLC, and Qatar Industrial Manufacturing Co. Sheikh Faisal is also a manager of QIA Florence Holding LLC and Q AIT Holdings LLC. Sheikh Faisal holds a bachelor's degree in Business Administration & Finance from California State University Dominguez Hills and was enrolled in Harvard Leadership Program in 2014/2015. Sheikh Faisal was nominated to the Board of Directors by QIA pursuant to the Shareholders Agreement. Sheikh Faisal's experience in business, investment management and corporate finance led the Board of Directors to conclude that he should serve as a director for the Company.

RAYMOND DONALD JOABAR
Age: 60
Director Since: May 27, 2022	Committees:
•Risk Management & Compliance

Raymond Donald Joabar previously served as a member of the Legacy GBTG board of directors from October 2019 until May 27, 2022. Mr. Joabar joined American Express Company in 1992 and has served in a wide variety of senior roles. Mr. Joabar currently serves as Group President of American Express Company’s Global Commercial Services (“GCS”) and Global Servicing organizations. In this position, Mr. Joabar leads the team that oversees the company's U.S. small and medium enterprise and global commercial card portfolios, B2B payments, working capital and spend management businesses, and the company's global customer service operations for consumers, commercial clients, and merchants. Prior to his role as Group President, GCS and Global Servicing, Mr. Joabar served as Group President of Global Merchant & Network Services ("GMNS"). Mr. Joabar has held many positions over his 33+ years at American Express Company, spanning multiple countries and lines of business - including Chief Risk Officer of both American Express Company and American Express National Bank and President of International Card Services, where he oversaw Global Travel and Lifestyle Services as well. Mr. Joabar is a member of the American Express Executive Committee and an officer of American Express National Bank. Mr. Joabar received his B.S. in Electrical Engineering from the University of Michigan and his MBA from Manchester Business School. Mr. Joabar currently serves on the board of directors of the Lincoln Center Theatre and the National Theatre in America. Mr. Joabar was nominated to the Board of Directors by American Express pursuant to the Shareholders Agreement. Mr. Joabar’s extensive experience in business and risk management, including as a senior executive officer of American Express Company, led the Board of Directors to conclude that he should serve as a director for the Company.

MICHAEL GREGORY (GREG) O'HARA
Age: 60	Independent
Director and Chairman Since:	Committees:
May 27, 2022	•Nominating & Corporate Governance (Chair)
•Compensation
Michael Gregory (Greg) O’Hara previously served as the Chairman of Legacy GBTG board of directors from June 2014 until May 27, 2022. Mr. O’Hara is the Founder and Senior Managing Director of Certares Management LLC (“Certares”), a firm founded in 2012 that invests in the travel, tourism and hospitality sectors. Prior to forming Certares, Mr. O’Hara served as Chief Investment Officer of JPMorgan Chase’s Special Investments Group (“JPM SIG”). Prior to this role at JPM SIG, Mr. O’Hara was a Managing Director of One Equity Partners (“OEP”), the private equity arm of JPMorgan. Before joining OEP in 2005, he served as Executive Vice President of Worldspan and was a member of its board of directors. Mr. O’Hara serves on the boards of directors of Hertz Global Holdings, Inc. (Nasdaq: HTZ), Cruise Saudi, and the World Travel & Tourism Council. Mr. O'Hara previously served on the boards of directors of TripAdvisor (Nasdaq: TRIP) and TripAdvisor Holdings, Inc. Mr. O’Hara is also on the board of directors of Certares Holdings, where he is the Head of its Investment Committee and is a member of the Management Committee of Certares Management LLC. Additionally, Mr. O’Hara is a member of the Investment Committee and Management Committee of both CK Opportunities Fund and Certares Real Estate Holdings. Mr. O’Hara’s extensive experience in business and investment management led the Board of Directors to conclude that he should serve as a director for the Company.

ITAI WALLACH
Age: 38	Independent
Director Since: May 27, 2022	Committees:
•Compensation

Itai Wallach is a partner in the Private Equity group of Apollo, which he joined in 2012. Mr. Wallach also currently serves on the board of directors of Arconic, Phoenix Education Partners, Inc., and Cengage Group, and previously served on the board of directors of Qdoba Restaurant Corporation from January 2022 to September 2022, McGraw-Hill Education from March 2017 to July 2021, and Smart & Final from June 2019 to July 2021. Mr. Wallach is also a member of the Board of Trustees of the Children's Hospital of Los Angeles. Prior to joining Apollo, Mr. Wallach was a member of the Financial Sponsors Investment Banking group at Barclays Capital. Mr. Wallach graduated with distinction as an Ivey scholar from the Richard Ivey School of Business at the University of Western Ontario with a B.A. in Honors Business Administration. Mr. Wallach’s experience in investment management led the Board of Directors to conclude that he should serve as a director for the Company.

General Information About the Board of Directors
Director Attendance at Board of Directors, Committee and Annual Meetings
Our Board of Directors meeting attendance requirements are set forth in our Corporate Governance Guidelines which are available on our website at https://investors.amexglobalbusinesstravel.com. During 2025, our Board of Directors met eight times and our committees met 32 times in the aggregate. Each incumbent director serving during fiscal year 2025 attended at least 75% of the aggregate number of all meetings of the Board of Directors and all meetings of committees of which such director was a member.

Additionally, all directors are expected to attend the Company’s annual meeting of stockholders. All of the directors attended our 2025 annual meeting of stockholders.
Executive Sessions
Non-management directors of the Company meet in executive session, led by the Chairman of the Board of Directors, without management, at each regularly scheduled meeting of the Board of Directors. Any director may request additional executive sessions of the independent directors. During 2025, our non-management directors met in executive session at each regularly scheduled meeting of the Board of Directors.

Director Independence
New York Stock Exchange (“NYSE”) listing standards require that a majority of a Board of Directors be independent, subject to the controlled company exception. An “independent director” is defined generally as a person other than an officer or employee of the company or its subsidiaries or any other individual having a relationship which in the opinion of the Board of Directors, would interfere with the director’s exercise of independent judgment in carrying out the responsibilities of a director.
We have seven “independent directors” as defined in the NYSE listing standards and applicable SEC rules, including Faisal Bin Saoud Al-Thani, Ugo Arzani, James Bush, Michael Gregory (Greg) O’Hara, Itai Wallach, Susan Ward, and Kathleen Winters. In addition, each of James Bush, Susan Ward, and Kathleen Winters qualifies as an independent director for the purpose of serving on the Audit and Finance Committee of the Board of Directors under SEC rules.
Leadership Structure of the Board of Directors
Our Corporate Governance Guidelines provide that the roles of chairman and chief executive officer may be either separate or combined. The Board of Directors exercises its discretion in combining or separating these positions as it deems appropriate in the best interests of the Company, subject to the requirements of the Shareholders Agreement.
The Board of Directors recognizes that there is no single, one size fits all approach to providing Board leadership, and given the dynamic and competitive environment in which we operate, the Board's leadership structure may vary as circumstances warrant. The Board of Directors believes that the separation of the Chairperson and CEO positions is appropriate corporate governance for us at this time. Accordingly, the Board of Directors is chaired by Mr. O’Hara and our CEO is Mr. Abbott.
Board of Directors’ Role in Risk Oversight
Our management is responsible for identifying risks facing our Company, including strategic, financial, operational and regulatory risks, implementing risk management policies and procedures and managing our day-to-day risk exposure.
The Audit and Finance Committee discusses guidelines and policies governing the process by which senior management of the Company and the relevant departments of the Company, including the internal audit function, assess and manage the Company’s exposure to risk, as well as the Company’s major financial risk exposures and the steps management has taken to monitor and control such exposures.
The Compensation Committee reviews the compensation arrangements for the Company’s employees to evaluate whether incentive and other forms of pay encourage unnecessary or excessive risk taking, and reviews and discusses, at least annually, the relationship between risk management policies and practices, corporate strategy and the Company’s compensation arrangements.
The Nominating and Corporate Governance Committee recommends that the Board of Directors establish such special committees as may be desirable or necessary from time to time in order to address ethical, legal or other matters that may arise.
The Risk Management and Compliance Committee (i) assesses and provides oversight to management relating to the identification and assessment of material risks facing the Company, including strategic, operational, regulatory, information, environmental/sustainability, and external risks inherent in the business of the Company, and the control process with respect to such risks; (ii) oversee the risk management, compliance, and control activities of the Company, including, without limitation, the development and execution by management of strategies to mitigate risks; (iii) oversee the integrity of the Company's systems of operational controls regarding legal and regulatory compliance; and (iv) the overall effectiveness of the Company’s culture of compliance. The Committee has oversight responsibility for matters of non-financial compliance, including the Company’s overall compliance management program, whereas the Audit and Finance Committee of the Board has sole oversight over matters of financial compliance, including financial reporting, accounting and auditing.
In addition, the Board of Directors is regularly presented with information at its regularly scheduled and special meetings regarding risks facing our Company, and management provides more frequent, informal communications to the Board of Directors between regularly scheduled meetings which are designed to give the Board of Directors regular updates about our business. The Board of Directors considers this information and provides feedback, makes recommendations, and, as appropriate, authorizes or directs management to address particular exposures to risk.

Committees of the Board of Directors
The Board of Directors has established the following committees: an Audit and Finance Committee, a Compensation Committee, a Nominating and Corporate Governance Committee and a Risk Management and Compliance Committee. The Board of Directors has adopted a written charter for each committee, which is available on our website at http://investors.amexglobalbusinesstravel.com.
From time to time, the Board of Directors may establish other committees to facilitate the management of our business. Members will serve on these committees until their resignation or until as otherwise determined by the Board of Directors.
The following table sets forth the composition of the Board's committees as of the date of this Proxy Statement.

Director	Audit & Finance	Compensation	Risk Management & Compliance	Nominating & Corporate Governance
M. Gregory O'Hara		X		Chair
Paul Abbott
Faisal Bin Saoud Al-Thani
Ugo Arzani			X	X
James Bush	X	Chair		X
Alexander Drummond			X
Eric Hart
Raymond Donald Joabar			X
Itai Wallach		X
Susan Ward	Chair		X
Kathleen Winters	X		Chair
Additional information about each of our Board committees are described below.
Audit and Finance Committee

Members:    Susan Ward (Chair), James Bush, and Kathleen Winters

Total Audit & Finance Committee Meetings in 2025: Seven (7)
Financial Expertise and Financial Literacy of Audit & Finance Committee Members: Each of Susan Ward, James Bush, and Kathleen Winters qualifies as an independent director under the corporate governance standards of the NYSE and the independence requirements of Rule 10A-3 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). The Board of Directors has determined that each of Susan Ward and Kathleen Winters qualifies as an “audit committee financial expert” as such term is defined in Item 407(d)(5) of Regulation S-K.
Primary Responsibilities:
•evaluating the performance, independence and qualifications of our independent auditors and determining whether to retain our existing independent auditors or engage new independent auditors;
•reviewing and approving the engagement of our independent auditors to perform audit services and any permissible non-audit services;

•monitoring the rotation of partners of our independent auditors on our engagement team as required by law and considering whether, in order to assure continuing auditor independence, it is appropriate to adopt a policy of rotating the independent auditing firm on a regular basis;
•reviewing relationships that may reasonably be thought to bear on our auditors’ independence, and assessing and otherwise taking the appropriate action to oversee the independence of our independent auditors;
•reviewing our annual and quarterly financial statements and reports, including the disclosures contained under the caption “Management’s Discussion and Analysis of Financial Conditions and Results of Operations” and discussing the statements and reports with our independent auditors and management;
•overseeing the activities of the internal audit function, including its responsibilities, budget and staffing, and reviewing with management the progress and results of all internal audit projects;
•reviewing with management our internal controls, including any special audit steps adopted in light of the discovery of material control deficiencies;
•reviewing with our independent auditors and management significant issues that arise regarding accounting principles and financial statement presentation and matters concerning the scope, adequacy and effectiveness of our financial controls;
•reviewing with management and our auditors any earnings announcements and other public announcements regarding material developments;
•establishing procedures for the receipt, retention and treatment of complaints received by us regarding financial controls, accounting or auditing matters and other matters and the confidential, anonymous submission by our employees of concerns regarding questionable accounting or auditing matters;
•preparing the report that the SEC requires in our annual proxy statement;
•reviewing and providing oversight of any related person transactions and reviewing and monitoring compliance with legal and regulatory responsibilities related to financial matters, including our Code of Conduct;
•reviewing our major financial risk exposures, including the guidelines and policies to govern the process by which risk assessment and risk management is implemented; and
•reviewing and evaluating on an annual basis the performance of the Audit and Finance Committee, including compliance of the Audit and Finance Committee with its charter.
In addition, the Audit and Finance Committee carries out the functions assigned to the exchange committee (“Exchange Committee”) under the Exchange Agreement (as defined below), subject to the Board of Directors’ reserved discretion to re-delegate such functions to a separate exchange committee that meets the requirements set forth in the Exchange Agreement.
Compensation Committee
Members: James Bush (Chair), Michael Gregory (Greg) O'Hara, and Itai Wallach.
Total Compensation Committee Meetings in 2025: Four (4)
Independence of Compensation Committee Members:     Each of James Bush, Michael Gregory (Greg) O’Hara, and Itai Wallach qualifies as an independent director under the corporate governance standards of the NYSE and as a “non-employee director” within the meaning of Rule 16b-3 of the Exchange Act.
Primary Responsibilities:
•reviewing, modifying and approving our overall compensation strategy and policies;
•reviewing and approving the compensation and other terms of employment of our executive officers;
•reviewing and approving performance goals and objectives relevant to the compensation of our executive officers and assessing their performance against these goals and objectives;
•evaluating and recommending to the Board of Directors the form and amount of non-employee director compensation;
•reviewing, modifying, approving and administering our equity incentive plans, compensation plans and similar programs, as well as modifying, amending or terminating existing plans and programs;
•reviewing, modifying, approving and administrating our compensation “clawback” and any similar policies or agreements with our executive officers or other employees for recovering incentive-based compensation;

•establishing policies with respect to and considering the results of the most recent votes by our stockholders to approve executive compensation as required by Section 14A of the Exchange Act and determining our recommendations regarding the frequency of advisory votes on executive compensation;
•retaining or terminating a compensation consultant or firm to be used to assist the Compensation Committee in benchmarking and setting appropriate compensation levels and policies and approving such consultant’s or firm’s fees and other retention terms;
•establishing policies with respect to equity compensation arrangements;
•reviewing and approving the terms of any employment agreements, severance arrangements, change in control protections and any other compensatory arrangements for our executive officers;
•reviewing the adequacy of its charter on a periodic basis;
•preparing the report that the SEC requires in our annual proxy statement; and
•reviewing and assessing on an annual basis the performance of the Compensation Committee.
Nominating and Corporate Governance Committee
Members:    Michael Gregory (Greg) O'Hara (Chair), Ugo Arzani, and James Bush
Total Nominating and Corporate Governance Committee Meetings in 2025: Two (2)
Independence of Compensation Committee Members:     Each of Ugo Arzani, James Bush, and Michael Gregory (Greg) O’Hara qualifies as an independent director under the corporate governance standards of the NYSE.
Primary Responsibilities:
•identifying, reviewing and evaluating candidates to serve on the Board of Directors consistent with criteria approved by the board;
•determining the minimum qualifications for service on the board;
•evaluating, nominating and recommending individuals for membership on the Board of Directors;
•evaluating nominations by stockholders of candidates for election to the Board of Directors;
•considering and assessing the independence of members of GBTG;
•developing a set of corporate governance policies and principles, including a code of business conduct and ethics, periodically reviewing and assessing these policies and principles and their application and recommending to the Board of Directors any changes to such policies and principles;
•considering questions of possible conflicts of interest of directors as such questions arise;
•developing and recommending to the board for approval succession plans for the Chief Executive Officer and certain other senior management positions;
•reviewing the adequacy of its charter on an annual basis; and
•annually evaluating the performance of the Nominating and Corporate Governance Committee.
Board of Directors membership qualifications and nomination procedures are set forth in the Company’s Corporate Governance Guidelines, which are available on our website at https://investors.amexglobalbusinesstravel.com. Subject to the nomination rights of American Express, QIA and Expedia in the Shareholders Agreement, the Nominating and Corporate Governance Committee considers, among others, experience, skills, expertise, personal and professional integrity, character, business judgment, time availability in light of other commitments, dedication, potential conflicts of interest and such other relevant factors that the Committee considers appropriate in the context of the needs of the Board. The Nominating and Corporate Governance Committee considers director candidates recommended by stockholders in the same manner as all other candidates recommended by other sources. See "Other Stockholder Proposals or Nominations for Presentation at Next Year's Annual Meeting" below for more information.

Risk Management and Compliance Committee

Members:    Kathleen Winters (Chair), Ugo Arzani, Alexander Drummond, Raymond Donald Joabar, and Susan Ward
Total Risk Management and Compliance Committee Meetings in 2025: Four (4)
Primary Responsibilities:
•assessing and providing oversight to management relating to the identification and assessment of material risks facing us, including strategic, operational, regulatory, information, cybersecurity, environmental/sustainability and external risks inherent in our business and the control processes with respect to such risks;
•overseeing our risk management, compliance and control activities, including without limitation the development and execution by management of strategies to mitigate risks; and
•overseeing the integrity of our systems of operational controls regarding legal and regulatory compliance.

Corporate Governance Guidelines
The Board of Directors has adopted Corporate Governance Guidelines to provide a transparent framework for the effective governance of the Company. The Corporate Governance Guidelines are reviewed regularly and updated as appropriate. The full text of the Corporate Governance Guidelines can be found on our website at https://investors.amexglobalbusinesstravel.com/. The guidelines address, among other topics, Board leadership, composition, meetings, compensation, self-evaluations and access.

Code of Conduct
The Board of Directors has adopted a Code of Conduct applicable to members of our Board of Directors. The Code of Conduct is available on our website at https://investors.amexglobalbusinesstravel.com. The Nominating and Corporate Governance Committee of the Board of Directors is responsible for overseeing the Code of Conduct and must approve any waivers of the Code of Conduct for directors with respect to any element of the code of ethics definition enumerated in Item 406(b) of Regulation S-K. Any amendments or waivers to the Code of Conduct requiring disclosure under SEC rules and NYSE listing standards will be posted on our website.
Insider Trading Policy
The Company has adopted an Insider Trading Policy governing the purchase, sale and other disposition of our securities by our directors, officers, employees and other individuals associated with us that we believe is reasonably designed to promote compliance with insider trading laws, rules and regulations and listing standards applicable to us. It is also our policy to comply with applicable securities laws when engaging in transactions in our own securities. A copy of our Insider Trading Policy was filed as Exhibit 19.1 to the Annual Report on Form 10-K for the fiscal year ended December 31, 2024.

Stockholder Communications with the Board of Directors
Stockholders of the Company wishing to communicate with the Board of Directors or an individual director may send a written communication to the Board of Directors or such director at the following address:
c/o GLOBAL BUSINESS TRAVEL GROUP, INC.
666 3rd Avenue, 4th Floor
New York, NY 10017
Attn: Corporate Secretary
The Corporate Secretary will review each communication, and will forward such communication to the Board of Directors or to any individual director to whom the communication is addressed unless the communication contains advertisements or solicitations or is unduly hostile, threatening or similarly inappropriate, in which case the Corporate Secretary shall discard the communication or inform the proper authorities, as may be appropriate.

PROPOSAL 2 - RATIFICATION OF THE APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
The Audit and Finance Committee is responsible for the appointment, compensation, retention and oversight of the Company’s independent auditors. In connection with this responsibility, the Audit and Finance Committee evaluates and monitors the auditors’ qualifications, performance and independence. This responsibility includes a review and evaluation of the independent auditors. The Audit and Finance Committee approves all audit engagement fees and terms associated with the retention of the independent auditors.
As a matter of good corporate governance, the Board of Directors is requesting our stockholders to ratify the Audit and Finance Committee’s selection of KPMG LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2026. KPMG LLP has served as the Company’s independent registered public accounting firm since 2014. The Audit and Finance Committee and the Board of Directors believe that the continued retention of KPMG LLP as our independent auditors is in the best interests of the Company. The Audit and Finance Committee carefully considered the selection of KPMG LLP as our independent auditors. The Audit and Finance Committee charter requires the Audit and Finance Committee to periodically consider whether the independent audit firm should be rotated. In addition to evaluating rotation of the independent auditors, the Audit and Finance Committee oversees the selection of the new lead audit partner and the Audit and Finance Committee chair participates directly in the selection of the new lead audit partner.
If the stockholders do not ratify the selection, the Audit and Finance Committee will reconsider its selection. Even if the selection is ratified, the Audit and Finance Committee, in its discretion, may direct the appointment of a different independent registered public accounting firm at any time during the year if the Audit and Finance Committee determines that such a change would be in the best interests of the Company and its stockholders.
Representatives from KPMG LLP are expected to be present at the Annual Meeting and will have an opportunity to make a statement at the Annual Meeting if they desire to do so and are expected to be available to respond to appropriate questions at the Annual Meeting.
Required Vote
Approval by the affirmative vote of a majority of votes cast by the holders of all of the shares of common stock that are entitled to vote on the matter is required to ratify the selection of KPMG LLP.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS VOTE FOR RATIFICATION OF THE APPOINTMENT OF KPMG LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE FISCAL YEAR ENDING DECEMBER 31, 2026.
☑

Fees Billed by the Principal Accountant
The following table sets forth all fees billed for professional audit services and other services rendered by KPMG LLP for each of the years ended December 31, 2025 and 2024:

	2025 ($)	2024 ($)
	(in thousands)
Audit Fees(1)	6,171	6,297
Audit-Related Fees(2)	592	254
Tax Fees(3)	3,991	4,162
Total	10,754	10,713

(1)Audit Fees consist of fees for professional services rendered in connection with the audit of our annual consolidated financial statements, the review of the interim consolidated financial statements included in quarterly reports and services that are normally provided by KPMG LLP in connection with statutory and regulatory filings or engagements.
(2)Audit-Related Fees consist of fees for assurance and related services that are reasonably related to the performance of the audit or review of our consolidated financial statements and are not reported under “Audit Fees.” These services include accounting consultations in connection with attestation services that are not required by statute or regulation, and consultations concerning financial accounting and reporting standards.
(3)Tax Fees consist of fees for professional services rendered for tax compliance and tax advice.
Audit and Finance Committee Pre-Approval Policy
Our Audit and Finance Committee is responsible for approving all audit, audit-related and certain other services specified in its charter. The Audit and Finance Committee reviews and, in its sole discretion, approves the independent auditors’ annual engagement letter, including the proposed fees contained therein, as well as all audit and all permitted non-audit engagements and relationships between the Company and the independent auditor (which approval should be made after receiving input from the Company’s management, if desired). Approval of audit and permitted non-audit services will be made by the Audit and Finance Committee or as otherwise provided for in a pre-approval policy approved by the Audit and Finance Committee.

AUDIT AND FINANCE COMMITTEE REPORT
The Audit and Finance Committee assists the Board of Directors in fulfilling its oversight responsibilities of the Company’s financial reporting process and the adequacy of the Company’s controls over financial reporting. Specifically, the responsibilities of the Audit and Finance Committee are set forth in its charter and further described above in the section titled “General Information About the Board of Directors – Committees of the Board of Directors – Audit and Finance Committee”. Management has the primary responsibility for the financial statements and the reporting process, while the independent auditors are responsible for performing an independent audit of the Company’s financial statements in accordance with the standards of the Public Company Accounting Oversight Board (United States) (“PCAOB”), expressing an opinion as to the conformity of the financial statements with generally accepted accounting principles in the United States of America (“GAAP”) and auditing the operating effectiveness of internal control over financial reporting.
In performing its oversight function, the Audit and Finance Committee, reviewed and discussed the Company's audited consolidated financial statements for the fiscal year ended December 31, 2025, with management and with KPMG LLP, the Company's independent registered public accounting firm. In addition, the Audit and Finance Committee discussed with KPMG LLP the matters required to be discussed by the applicable requirements of the PCAOB and the Securities and Exchange Commission ("SEC"). The Audit and Finance Committee also discussed with KPMG LLP the written disclosures and the independence communications from KPMG LLP required by the applicable requirements of the PCAOB.
The Audit and Finance Committee has relied on management's representation that the financial statements have been prepared in accordance with GAAP and on the opinion of KPMG LLP included in their report on the Company's financial statements.
Based on its review and discussions with management and KPMG LLP described in the preceding paragraphs, the Audit and Finance Committee recommended to the Board of Directors that the Company's audited consolidated financial statements for the fiscal year ended December 31, 2025 be included in the Annual Report on Form 10-K for the year ended December 31, 2025 filed with the SEC.

Audit and Finance Committee
Susan Ward (Chair)
James Bush
Kathleen Winters

The above Audit and Finance Committee Report is not soliciting material, is not deemed filed with the SEC and is not incorporated by reference in any of our filings under the Securities Act of 1933, as amended (the “Securities Act”), or the Exchange Act whether made before or after the date of this proxy statement and irrespective of any general incorporation language in any such filings.

PRINCIPAL STOCKHOLDERS

The following table sets forth information regarding beneficial ownership of our common stock as of the Record Date by:
•each person, or group of affiliated persons, known by us to beneficially own more than 5% of our common stock;
•each of our directors and director nominees;
•each of our named executive officers ("NEOs"); and
•all of our current executive officers and directors as a group.
The percentage ownership information is based on 523,342,918 shares of Class A Common Stock outstanding as of the Record Date, which for purposes of the table below include any shares of unvested restricted stock units that are held by such individual or entity over which such individual or entity has voting rights.
The number of shares beneficially owned by each stockholder is determined under rules issued by the SEC and includes voting or investment power with respect to securities. Under these rules, beneficial ownership includes any shares as to which the individual or entity has sole or shared voting power or investment power. In computing the number of shares beneficially owned by an individual or entity and the percentage ownership of that person, shares of common stock subject to equity awards or other rights held by such person that are currently exercisable or will become exercisable within 60 days after the Record Date, are considered outstanding, although these shares are not considered outstanding for purposes of computing the percentage ownership of any other person. Each of the stockholders listed has sole voting and investment power with respect to the shares beneficially owned by the stockholder unless noted otherwise, subject to community property laws where applicable.

	Class A Common Stock Beneficially Owned
Name of Beneficial Owner(1)	Shares	Percent
Five Percent Holders
American Express Company(2)	157,786,199	30.1%
Qatar Investment Authority(3)	87,659,000	16.7%
Expedia Group, Inc.(4)	74,849,607	14.3%
BlackRock Portfolio Management LLC.(5)	39,429,596	7.5%
Directors, Director Nominees and Named Executive Officers
Paul Abbott	1,903,371	*
Eric J. Bock(6)	2,291,704	*
Andrew Crawley	682,662	*
John David Thompson(7)	2,256,075	*
Karen Williams	95,198	*
Faisal Bin Saoud Al-Thani(8)	30,816	*
Ugo Arzani(8)	36,488	*
James Bush(8)	114,597	*
Alexander Drummond(8)	55,855	*
Eric Hart(9)	97,097	*
Raymond Donald Joabar(8)	97,097	*
Michael Gregory O’Hara(8)(9)	20,061,367	3.8%
Itai Wallach	—	—
Susan Ward(8)	97,097	*
Kathleen Winters(8)	97,097	*
Directors and Executive Officers as a Group
(18 Individuals)(10)	29,650,058	5.4%
*Represents beneficial ownership of less than 1%.
(1)The business address of each director and executive officer of GBTG is c/o Global Business Travel Group, Inc., 666 3rd Avenue, 4th Floor, New York, NY 10017.
(2)Based solely upon the Schedule 13D/A filed by American Express Company with the SEC on January 16, 2024. Consists of securities held of record by American Express International, Inc. The principal business address of this entity is 200 Vesey Street, New York, NY 10285.

(3)Based solely upon the Schedule 13D filed by Qatar Investment Authority with the SEC on October 2, 2025. Consists of securities held of record by QIA Retail Holding LLC. The principal business address of this entity is Ooredoo Tower (Building 14), Al Dafna Street (Street 801), Al Dafna (Zone 61), PO Box 23224, Doha, State of Qatar.
(4)Based solely upon the Schedule 13D/A filed by Expedia Group, Inc. with the SEC on January 16, 2024. Consists of securities held of record by Expedia HoldCo. The business address of such parties is 1111 Expedia Group Way W., Seattle, WA 98119.
(5)Based solely upon the Schedule 13G filed by BlackRock Portfolio Management LLC with the SEC on April 15, 2025. The principal business address of this entity is 50 Hudson Yards, New York, New York 10001.
(6)Includes 994,508 stock options that are exercisable within 60 days of the Record Date.
(7)Includes 1,923,236 stock options that are exercisable within 60 days of the Record Date.
(8)For each individual, includes 30,816 restricted stock units scheduled to vest on May 13, 2026.
(9)Includes 66,281 shares held directly by Michael Gregory O'Hara. Additionally, based solely upon the Form 4 filed by Mr. Michael Gregory O'Hara with the SEC on June 13, 2025, Mr. Michael Gregory O'Hara may be deemed to beneficially own securities held of record by PecosCo Limited Partnership, HMC Juweel Holdings, LP, Certares Sponsor Investor (Delaware) LLC and Clementine Holdings Ltd., totaling 19,964,270 shares. Certares Sponsor Investor (Delaware) LLC is controlled by its largest common shareholder, Certares Travel Holdings, LP. Certares Management Limited is the General Partner of each of PecosCo Limited Partnership, HMC Juweel Holdings, LP and Certares Travel Holdings, LP. Messrs. Michael Gregory O’Hara, Henry Briance and Spencer Marsden are the directors of Certares Management Limited and as such may be deemed to have voting and dispositive control of the securities held of record by PecosCo Limited Partnership, HMC Juweel Holdings, LP and Certares Sponsor Investor (Delaware) LLC. Clementine Holdings Ltd. is ultimately owned by Mr. Michael Gregory O’Hara.
(10)Includes (i) 3,259,543 stock options that are exercisable within 60 days of the Record Date and (ii) 277,344 restricted stock units scheduled to vest on May 13, 2026.

INFORMATION ABOUT OUR EXECUTIVE OFFICERS
Biographical data for each of our current executive officers is set forth below, excluding Mr. Abbott’s biography, which is included in the Section entitled “Proposal 1 — Election of Directors.”
Eric J. Bock
Eric J. Bock, 60, has served as our Chief Legal Officer, Global Head of M&A and Compliance & Corporate Secretary since May 2022, previously serving as the Chief Legal Officer, Global Head of M&A and Corporate Secretary of Legacy GBTG since October 2014. Prior to joining the Company, Mr. Bock served as Executive Vice President, Chief Legal Officer and Chief Administrative Officer, as well as Chief Compliance and Ethics Officer of Travelport Worldwide Limited (“Travelport”) and as a member of the Board of Directors of eNett International, a leading provider of innovative, integrated payment solutions. In addition to playing an integral role in developing and implementing Travelport’s strategic plans, Mr. Bock was also Chairman of the Enterprise Risk Management Committee and a member of the Employee Benefits, Charitable, Disclosure and Investment Committees. Prior to joining Travelport, Mr. Bock served as Executive Vice President, Law and Corporate Secretary for Cendant Corporation, overseeing the company’s legal practice groups in securities and corporate finance, mergers and acquisitions, corporate secretarial and governance matters, executive compensation, travel distribution services and marketing services. Mr. Bock also served on Cendant Corporation’s Business Ethics Committee, Disclosure Committee, Employee Benefits Committee and Business Continuity Planning Committee. Before Cendant Corporation, Mr. Bock was an associate in the corporate group of Skadden, Arps, Slate, Meagher & Flom LLP. Mr. Bock received his B.A. from Lafayette College and his J.D. from Fordham University School of Law.
Andrew George Crawley
Andrew George Crawley, 59, has served as our President since January 2023, previously serving as Chief Commercial Officer since May 2022, and the Chief Commercial Officer of Legacy GBTG since April 2020. Mr. Crawley served as a non-executive director on the board of Travelopia, a KKR portfolio company from August 2018 to March 2026. Previously, Mr. Crawley served as Chief Executive Officer and Chairman of the Board of Directors of International Airlines Group (“IAG”) Loyalty. In addition, Mr. Crawley was a member of the IAG Management Committee from January 2016 to March 2020. Prior to joining IAG Loyalty, Mr. Crawley served as Chief Executive Officer of IAG Cargo. Prior to joining IAG Cargo, Mr. Crawley served as Chief Commercial Officer and Executive Board Member at British Airways plc (“British Airways”). Mr. Crawley also served as Chairman of British Airways Holidays, Chairman of OpenSkies (British Airways’ wholly-owned French airline subsidiary) and a board member of Avios Group Ltd. Mr. Crawley started his travel career in British Airways in 1992 and worked in a variety of sales, marketing and operational roles in the United Kingdom, Europe and Asia, ultimately serving on the Board of Directors of British Airways. Prior to joining British Airways, Mr. Crawley spent two years in advertising. Mr. Crawley received his BSc degree from London University (QMC). Mr. Crawley also completed the Advanced Management Program at Harvard Business School.
Patricia Anne Huska
Patricia Anne Huska, 57, has served as our Chief People Officer since May 2022, previously serving as Chief People Officer of Legacy GBTG since December 2018. Prior to becoming Chief People Officer, Ms. Huska served as our Vice President of Global Human Resources, responsible for the development and execution of strategies aimed at attracting talent, while retaining and engaging the existing employee base. Ms. Huska also has significant merger and acquisition experience. Ms. Huska played a key role in the planning and creation of the joint venture established by American Express Company comprising the legacy GBT JerseyCo operations with a predecessor of Juweel and a group of institutional investors led by an affiliate of Certares, as well as spearheading the HR integration of multiple acquisitions. Ms. Huska was previously with American Express Company from 1994 to 2014. Ms. Huska received her M.A. in Management from Lesley University and her B.A. in Business Administration from the University of Massachusetts at Amherst.
Evan Konwiser
Evan Konwiser, 44, has served as our Chief Product and Strategy Officer since December 2024, previously serving as our Chief Marketing & Strategy Officer since September 2022, and as Executive Vice President, Product, Strategy and Communications since May 2022. Mr. Konwiser previously served as EVP Product, Strategy and Communications since February 2020, and other leadership roles since joining Legacy GBTG in 2014. Prior to joining the Company, Mr. Konwiser served as co-founder and Chief Operating Officer of Skylark, a luxury leisure travel agency start-up. Mr. Konwiser previously built two other travel products: FlightCaster, which predicts flight delays real-time and was acquired in 2010, and Farely, which analyzes airline cost data for travel buyers. As part of the FlightCaster acquisition, Mr. Konwiser ran the travel business for Next Jump, which includes employee discount programs for Fortune 500 companies. Mr. Konwiser also spent several years consulting in the travel industry for travel management companies, airlines, global distribution systems and travel media companies. Mr. Konwiser has also been an advisor to travel start-ups including Safely, Suiteness, Olset (acquired by Deem), RocketMiles (acquired by Priceline), and GetGoing (acquired by BCD Travel). Prior to that, Mr. Konwiser was a consultant at Bain & Company and also worked at Kayak. Mr. Konwiser is a six-time Dragon / Critic at the Phocuswright Travel Innovation Summit and is the facilitator of the Phocuswright Young Leaders Summit. Mr. Konwiser previously served on The Board of Association of Corporate Travel Executives and was selected as one of the “25 Most Influential Business Travel Executives” of 2016 and 2025. Mr. Konwiser received his B.A. and M.B.A. degrees from Dartmouth.

John Pelant

John Pelant, 57, has served as our Executive Vice President, Traveler Experience and US Defense & Government since September 2025. Mr. Pelant joined our Company following the Company's acquisition of CWT in September 2025. Mr. Pelant also plays an important role in ensuring that the broader integration of the CWT business is a success. Prior to joining our Company, Mr. Pelant was Executive Vice President and Chief Experience & Technology Officer at CWT, leading the company’s biggest function that combined customer experience, product development, and technology under one umbrella to deliver integrated solutions for travelers and corporate clients. Prior to that, Mr. Pelant was Chief Technology Officer at CWT and held a variety of other leadership positions. Mr. Pelant started his career at CWT in 1991. Mr. Pelant is a board member for the Orphaned Starfish Foundation and a member of the Defenders Circle at Thorn. Mr. Pelant holds a B.S. degree from St John’s University.

John David Thompson
John David Thompson, 59, has served as our Chief Technology Officer since May 2022, previously serving as the Chief Information Technology Officer of Legacy GBTG since November 2017. Prior to joining the Company, Mr. Thompson served as Executive Vice President of Global Operations and Chief Technology Officer at The Western Union Company (“Western Union”), where he was responsible for overseeing the IT infrastructure needed to develop and support the next generation of Western Union money transfer and payment capabilities. Mr. Thompson has more than 20 years of experience in the technology industry. Prior to joining Western Union, Mr. Thompson served as Group President, Services and Support and Global CIO of Symantec Corporation. Prior to this role, Mr. Thompson served as Symantec Corporation’s EVP and CIO and, during his six years at the company, led an organization that offered expert solutions and support in information security, technology, availability and storage. Earlier in his career, Mr. Thompson served as SVP and CIO for Oracle Corp. and Vice President of Services and CIO at PeopleSoft, Inc. Mr. Thompson previously served over 10 years on the Board of Directors for CoreSite Realty Corp. Mr. Thompson received his B.B.A. from Marymount University.

Karen Williams
Karen Williams, 50, has served as our Chief Financial Officer since July 2023. Ms. Williams previously served as SVP-Deputy Chief Financial Officer since May 2022. Prior to joining the Company, Ms. Williams served as Senior Vice President of IHG® Hotels & Resorts, as Global Head of Strategy and Planning, where she led a global team overseeing the group strategy function. Prior to this role, Ms. Williams served as Chief Financial Officer of IAG Loyalty, IAG's center of excellence for loyalty. Earlier in her career, Ms. Williams held numerous division Chief Financial Officer roles at American Express Company where she spent 15 years. Ms. Williams received her degree from the University of Leicester and is a qualified accountant (ACCA: Association of Chartered Certified Accountants).

COMPENSATION COMMITTEE REPORT
The Compensation Committee has reviewed and discussed the following Compensation Discussion and Analysis (“CD&A”) and, based on such review and discussions, the Compensation Committee recommended to the Board of Directors that this CD&A be included in this proxy statement.

Compensation Committee
James Bush (Chair)
Michael Gregory O’Hara
Itai Wallach

COMPENSATION DISCUSSION & ANALYSIS
This CD&A describes the elements of our executive compensation philosophy and provides information about the objectives and components of our executive compensation program and how it operates for our NEOs. It also sets forth how the Compensation Committee arrived at the specific compensation policies and practices involving our NEOs during fiscal year 2025. For 2025 our NEOs were:

Name	Positions Held with the Company
Paul Abbott	Chief Executive Officer
Karen Williams	Chief Financial Officer
Andrew Crawley	President
Eric J. Bock	Chief Legal Officer, Global Head of Mergers & Acquisitions and Compliance and Corporate Secretary
John David Thompson	Chief Technology Officer

2025 Business Performance

Highlights
In 2025 we delivered strong results driven by accelerating business travel demand, share gains, impressive customer retention, the acquisition of CWT and our focus on operational efficiency and cost synergies. We reported double-digit revenue and Adjusted EBITDA growth in 2025, executed accretive M&A, refinanced our debt and returned cash to shareholders through share buybacks.

Fiscal Year 2025 Highlights	Proof Points
Achieved strong financial results	•Total Transaction Value (TTV) grew 17% •Revenue growth accelerated to 12% •Adjusted EBITDA grew 11%
Focus on operational efficiency and cost savings	•Adjusted Gross Profit Margin of 60% •Adjusted EBITDA Margin of 20%, with 144bps margin expansion excluding CWT
Continued share gains and strong customer retention	•Total New Wins Value[1] of $3.3 billion •96% Customer retention rate
Achieved key transformative milestones for growth and value creation	•Closed CWT acquisition on September 2, 2025 •Announced strategic alliance with SAP Concur •Accelerated AI and automation strategy
Continued cash generation and strong balance sheet	•Free Cash Flow generation of $104 million •Leverage ratio[2] of 1.9x
Capital allocation to optimize shareholder returns	•Reinvested for growth and additional margin expansion •Returned $73 million to shareholders under the share buyback program
* Adjusted EBITDA, Adjusted EBITDA margin, Adjusted Operating Expenses and Free Cash Flow are non-GAAP financial measures and are defined and reconciled to the most directly comparable GAAP measures, net income/loss, net income/loss margin, total operating expenses, and net cash from (used in) operating activities, respectively, in Annex A to this proxy statement.
1 TTV over the contract term from all new client wins over the last twelve months
2 Leverage ratio is calculated as Net Debt / last twelve months' Adjusted EBITDA and is different from the leverage ratio defined in our amended and restated senior secured credit agreement. Net Debt is a non-GAAP financial measure defined and reconciled to comparable GAAP measure in Annex A to this proxy statement.

Key Transformative Milestones Achieved for Growth and Value Creation

•Closed CWT acquisition on September 2, 2025. Accelerates revenue growth and cost transformation with $155 million in identified synergies and diversifies shareholder base.

•Strategic alliance with SAP Concur. Co-developing “Complete,” a new flagship solution for travel and expense integrating Concur Expense with Egencia as part of the next-gen launch with new AI features and user experience to capture large and profitable SME opportunity.

•AI and automation. Approximately 80% of transactions are digital and over 40% of call interactions assisted by AI (excluding CWT). Leveraging AI to revolutionize the customer experience, power the agentic transformation of business-to-business travel and reduce operating costs for meaningful margin expansion.

Strong Financial Results in FY 2025
We delivered financial results in line with our expectations and achieved more than $100M in cost transformation benefits, including $5 million of CWT synergies. Operating expenses and cash flows reflect the impact of the CWT acquisition, including higher restructuring and integration charges as we deliver on the $155 million in cost synergies.

	FY 2025 Results	YOY Inc / (Dec)
Total revenue	$2.72B	12%
Adjusted Operating Expenses	$2.19B	12%
Adjusted Gross Profit Margin	60%	1 bps
Adjusted EBITDA	$532M	11%
Adjusted EBITDA Margin	20%	(17) bps
Net cash provided by operating activities	$233M	(15)%
Free Cash Flow	$104M	(37)%

Executive Compensation Philosophy and Objectives
Our executive compensation program is a vital tool to ensure we attract and retain top talent necessary to grow our business. It is designed to reward the achievement of our financial, operational, and strategic goals and is centered on the following primary objectives:
•integrate pay with the Company’s annual and long-term performance goals;
•encourage behaviors that are in the best interests of our clients, stockholders and the goals of the organization;
•provide market competitive compensation and benefits that will attract, retain, motivate, and reward a talented team of executive officers; and
•reinforce our culture, including the welfare and workplace equity of our employees.
Governance
We regularly review our compensation practices and policies to ensure they are aligned to best practices and satisfy regulatory requirements. Listed below are key characteristics of our executive compensation program, which we believe best serve the interests of our stockholders and promote good governance.

What we do:	What we don't do:

Compensation at-risk - A significant portion of our executives’ compensation is at-risk based on corporate performance. This includes a large portion of equity-based compensation to align the interests of our executive officers and stockholders.
Hedging/Pledging of Company Stock - We prohibit our officers and directors from hedging, pledging, short-selling, or publicly trading options in our stock.

Diversified Short -Term Incentives - We establish clear, measurable, and appropriately rigorous performance goals and targets that are tied to key financial, client and colleague goals, and generally have capped the maximum payouts.
Provide Bonus Guarantees or Uncapped Incentives - We do not provide bonus guarantees and our program guidelines cap bonus payments at 200% of target.
Executive Compensation Peer Group - We review our executive compensation peer group on an annual basis to evaluate the constituents for appropriate size and business fit.	Change in Control Excise Tax Gross-ups - We do not pay excise tax gross-ups on change in control payments.
Independent Compensation Consultant - We retain an independent compensation consultant that regularly meets with the Compensation Committee in executive session without management present.	Limited perquisites - We provide our named executive officers no excessive perquisites and personal benefits.
Compensation Risk Assessment - We review our compensation programs annually to ensure they do not pose a material risk to the Company.	Repricing or Exchange of Out-of-the-Money Options - We prohibit option repricing without stockholder approval.

Double Trigger Vesting Acceleration - Awards under our current equity incentive plan generally allow vesting in connection with a change in control only if the award recipient is terminated without cause or for good reason following a change in control.
Single Trigger Vesting Acceleration - No awards granted under our current equity incentive plan will vest solely because of a change in control of the Company.
Minimum Vesting Requirement - Awards granted under our current equity incentive plan are subject to a one-year minimum vesting requirement, with limited exceptions.
Stock Ownership Policy - We have stock ownership guidelines for executive officers to instill a sense of Company ownership, and to align executives’ interests with the interests of our stockholders.

Clawback Policy - We adopted a Dodd-Frank compliant clawback policy that mandates the Company recoup incentive compensation awarded to executive officers in the event of a material restatement of the Company’s financial statements. Additionally, we adopted a discretionary clawback policy that allows the Company to recoup incentive compensation awarded to executive officers or other employees in the event of a restatement of the Company's financials statements or misconduct that has caused economic or reputational damage to the Company.

Primary Components of Executive Compensation
The table below contains the compensation program elements for our NEOs that are carefully balanced to ensure a significant portion of overall target compensation is “at risk."

Component	Form	Overview	Objectives
Annual Base Salary	Cash	Fixed compensation that is reviewed annually.	To provide NEOs with predictable fixed compensation at a level that is in line with market practice and similar roles.
Annual Incentive Compensation	Cash	Variable compensation that is based on achievement of Company performance goals.	To reward NEOs for achieving short-term critical performance goals.
Equity-Based Compensation	Performance-based Stock Units ("PSUs")	PSUs are settled in stock and cliff-vest following the end of a cumulative 3-year performance period.	To incentivize NEOs to achieve long-term goals in alignment with stockholders’ interest.
	Restricted Stock Units ("RSUs")	RSUs are settled in stock and vest ratably in equal installments over a 3-year period.	To provide a strong retention incentive with market-competitive, time-based awards.

Roles in Making Compensation Decisions

Compensation Committee
•The Compensation Committee is responsible for helping to ensure that the compensation of our executive officers, including our NEOs, is consistent with our executive compensation philosophy and objectives.
•In the first quarter of each fiscal year, with input from its independent compensation consultant, the Compensation Committee oversees and approves key aspects of executive compensation, including our CEO’s and other executive officers’ annual base salaries, performance measures and cash awards paid under the annual incentive plan, and the size and structure of long-term equity awards.
•In making executive compensation decisions, the Compensation Committee reviews a variety of information for each executive officer, including current total compensation and pay history, equity holdings, individual performance, and competitive market data and practices for comparable positions. Neither our CEO nor our other NEOs are present when their specific compensation arrangements are approved by the Compensation Committee.

Management
•Our CEO and Chief People Officer work closely with the Compensation Committee in managing the executive compensation program and attend meetings of the Compensation Committee. Other key stakeholders include Legal, for compliance and governance purposes, and Finance for goal setting purposes.
•Our CEO makes recommendations to the Compensation Committee regarding compensation for executive officers other than himself.

Independent Compensation Consultant
•Pursuant to its charter, the Compensation Committee may retain and terminate the services of any consultant or other advisor, as well as approve the advisor's fees and other engagement terms. Each year, the Compensation Committee evaluates the qualifications, performance and independence of its independent compensation consultant(s). The Compensation Committee considers various factors bearing upon independence of compensation consultants. The Compensation Committee’s independent compensation consultant provides research, survey information and analysis, incentive design expertise and other analyses related to compensation levels and design. The compensation consultant also updates the Compensation Committee on trends and developments related to executive compensation practices and provides its views to the Compensation Committee on best practices when evaluating executive pay programs and policies. The independent compensation consultant reports directly to the Compensation Committee. The Compensation Committee considers input from the compensation consultant as one factor in making decisions with respect to compensation matters.
• During the first two quarters of 2025, Semler Brossy Consulting Group, LLC ("Semler Brossy"), an independent compensation consultant, assisted management in gathering data, reviewing best practices, and making recommendations to the Compensation Committee about the Company's executive compensation program, including 2025 base salary review, annual incentive performance metrics and targets, and long-term equity award determinations, all of which were approved in the first quarter of 2025. Representatives from Semler Brossy attended all Compensation Committee meetings during such time and communicated directly with committee members. Semler Brossy did not provide services to the Company or its Board other than executive compensation consulting.
•In the third quarter of 2025, following its annual review of advisory relationships, the Compensation Committee agreed to terminate Semler Brossy and engage Meridian Compensation Partners ("Meridian") as the independent compensation consultant providing perspective on current trends and developments in executive and director compensation, analyzing benchmarking data, evaluating our peer group composition and conducting analyses and facilitating discussion on future performance stock unit design. Meridian did not advise the Compensation Committee with respect to the 2025 compensation decisions described above. Representatives from Meridian attended all Compensation Committee meetings during such time and communicated directly with committee members. Meridian did not provide services to the Company or its Board other than executive compensation consulting.
•The Compensation Committee evaluated whether any of the work provided by Semler Brossy and Meridian during 2025 raised any conflict of interest and determined that it did not.

Comparative Market Data
To assist the Compensation Committee during its annual review of compensation, Semler Brossy prepared a comparative market data analysis on compensation practices of a peer group of comparable companies. The Compensation Committee reviewed and approved a peer group consisting of the eighteen United States-based publicly traded companies representing a blend of Hotel/Leisure, Commercial Services and IT/B2B companies ("Peer Group Companies"). These approved Peer Group Companies have revenues approximately between 0.33 to 3.0 times Company revenue and/or market capitalization between 0.20 to 10.0 times Company market capitalization. There are limited, public direct business and talent comparators of the Company’s size; therefore, the emphasis was on selecting companies within the size range that have a similar scope of operations with a preference for the Professional Services industry. Below is the list of our Peer Group Companies for fiscal year 2025:
Fiscal Year 2025 Peer Group Companies

Bread Financial Holdings, Inc.	KBR, Inc.
Broadridge Financial Solutions, Inc.	Marriott Vacations Worldwide Corporation
CBIZ, Inc.	Paychex, Inc.
Choice Hotels International, Inc.	Sabre Corporation
Conduent Incorporated	Travel + Leisure Co.
CSG Systems International, Inc.	Tripadvisor, Inc.
ExlService Holdings, Inc.	TTEC Holdings, Inc.
Hilton Grand Vacations Inc.	Twilio Inc.
Hyatt Hotels Corporation	WEX Inc.
The Compensation Committee uses the competitive market data as a guide when making decisions about total compensation, as well as individual elements of compensation. The Compensation Committee applies judgment and discretion in establishing targeted pay levels, taking into account not only competitive market data, but also factors such as Company, business and individual performance, scope of responsibility, critical needs and skill sets, leadership potential, experience and succession planning.
2025 Executive Compensation Program Mix
Our executive compensation program is designed to align the interests of our NEOs with those of our stockholders. We believe that a significant portion of NEO compensation should be "at risk," to incentivize performance. Our executive compensation program meets the goal of aligning with stockholder interests by delivering compensation in the form of equity and other performance-based awards. Of the votes cast during our 2023 say-on-pay advisory vote, over 99% approved our executive compensation proposal.
The charts below show the 2025 mix of target compensation opportunity for Mr. Abbott and the average mix for the other NEOs as a group.For the charts below, Target Equity Award refers to the sum of granted RSUs and PSUs (assuming target performance).
The following describes each element of our executive compensation program.
Annual Base Salary
We provide base salary as a fixed source of compensation to our executives for their day-to-day responsibilities. As a general practice, our NEOs do not participate in the annual merit increase process. Any increase in base salary is generally tied to increases in scope of responsibility or to better align pay with market practice. In 2025, base salaries for Messrs. Abbott, Crawley, Bock and Thompson and Ms. Williams remained unchanged. In deciding to make no change, the Compensation Committee considered each individual’s responsibilities, experience, position, prior performance, and competitive positioning based on Semler Brossy’s market analysis.

The table below reflects the annual base salaries approved by the Compensation Committee for our NEOs during the fiscal years ended December 31, 2025 and December 31, 2024.

Name	2025 Base Salary Rate ($)	2024 Base Salary Rate ($)	Percentage Change (%)
Paul Abbott(1)	1,310,000	1,280,000	—
Karen Williams(1)	644,520	629,760	—
Andrew Crawley(1)	851,500	832,000	—
Eric J. Bock	650,000	650,000	—
John David Thompson	600,000	600,000	—

(1)Amounts for Messrs. Abbott and Crawley and Ms. Williams have been paid in British pound sterling and converted for purposes of disclosure at an annual average exchange rate (based on monthly averages) equal to $1.31 per £1.00 for 2025 and $1.28 per £1.00 for 2024 (in each case, rounded to the nearest cent).

Annual Incentive Compensation
We maintain an annual incentive award plan (the “AIA Plan”) to align incentives with the Company’s financial, customer and colleague goals. Our employment agreements with our NEOs provide that they will be eligible to participate in the AIA Plan up to a specified target percentage of their annual base salary. Achievement of these awards is based on the Company’s performance against the goals recommended by management and approved by the Compensation Committee. The Compensation Committee further takes into account an NEO’s individual performance as described below. In 2025, the weighting of our financial goals in the AIA Plan was 70% of the plan design and provides alignment of NEO incentives to key drivers of stockholder return. The remaining 30% covers key customer and colleague goals. For 2025, our CEO’s target bonus opportunity was 200% of annual base salary, with a maximum opportunity of 300% of annual base salary. Our other NEOs had a target bonus opportunity of 100% of annual base salary that could be increased up to 200% of annual base salary. The Compensation Committee retains authority under the AIA Plan to award bonuses in excess of these limits but opted not to do so.
Performance Metrics:
The Company goals for each fiscal year are proposed by management for the approval of the Compensation Committee. The metrics and targets for the Company goals reflect the short- and long-term business strategic priorities, the annual financial plan as approved by the Board in line with the long-term investor plan, external competitive data and best-in-class benchmarks, and internal business aspirations.
The AIA Plan reflects the Company’s performance goals approved by the Compensation Committee at the beginning of the applicable fiscal year, which include financial, customer and colleague goals, in addition to individual performance components. For all of our NEOs, the Compensation Committee uses the same Company goals, in addition to individual performance, to determine annual incentive awards, which aligns our executives directly with our enterprise results.
The Compensation Committee evaluated the Company’s 2025 performance results against the 2025 AIA Plan performance goals, and determined that the Company’s overall 2025 performance across the financial, customer and colleague measures achieved 100% of the 2025 AIA Plan performance targets, as presented in the chart below:

Goal Weighting		Target/Results	2025 Actual Performance
70%	Financial	Target
45%	Adjusted EBITDA(1)	$530M	$531M(2)
25%	Cash from Operations less Capex	$150M	$140M
15%	Customer	Results
5%	Client NPS(3)	Exceeded our target performance level by delivering strong customer experience and satisfaction	Exceeds Target
5%	Net Win-Loss Volume(4)	Our Net Win-Loss Volume met our threshold performance target	Threshold
5%	Sustainability	Exceeded sustainability targets by maintaining EcoVadis Platinum certification while expanding our carbon pricing and SAF program offerings to customers	Exceeds Target
15%	Colleagues	Results
5%	Employee Engagement	Continued strong employee engagement by exceeding our objective of best-in-class standard	Exceeds Target
5%	Inclusion	Inclusion exceeded our maximum performance level at 6 points above best-in-class standard	Exceeds Target
5%	High Performing Talent Attrition (Manager & Above)	Employee retention exceeded our maximum performance level	Exceeds Target

(1)Adjusted EBITDA is a non-GAAP measure and is defined and reconciled to the most comparable GAAP measure (i.e., net income/loss) in Annex A to this proxy statement.
(2)Represents Adjusted EBITDA excluding results of CWT.
(3)"NPS" refers to Net Promoter Score, a program to collect and analyze client feedback in order to improve client experience.
(4)"Net Win-Loss Volume" refers to the expected annual volume from new client wins in 2025 minus the annual volumes from lost clients.

Fiscal Year 2025 Bonus Decisions:
In addition to the Company performance metrics, our NEOs receive individual performance ratings that impact their annual incentive award payouts. Based on the individual performance of our NEOs, the CEO can recommend an award between 50% to 150% of individual target opportunity. The Compensation Committee reviewed performance ratings for each of our NEOs and approved 2025 cash bonuses as follows:

Name	Fiscal Year 2025 Bonus Target (% of Base Salary)	Combined Performance Rating Factor (%)(1)	Fiscal Year 2025 Bonus Paid (% of Base Salary)	Fiscal Year 2025 Cash Bonus ($)(2)
Paul Abbott	200	110	220	2,964,984
Karen Williams	100	110	110	729,117
Andrew Crawley	100	110	110	963,620
Eric J. Bock	100	130	130	845,000
John David Thompson	100	90	90	540,000

(1)Reflects the results of the combined Company performance metrics and individual performance ratings in accordance with program guidelines.
(2)Fiscal Year 2025 cash bonus amounts are approved in United States dollars and paid in British pounds sterling to Messrs. Abbott and Crawley and Ms. Williams at the rate $1.34772 per £1.00 in effect on December 31, 2025.
Equity Compensation
We provide long-term equity-based awards to reward our NEOs for sustained multi-year performance, to encourage retention and to provide incentives that align our NEOs’ interests with long-term value creation for our stockholders. Awards are intended to encourage a strong ownership stake in the Company and to drive superior performance in achieving long-term Company strategic goals. In determining the form, size, frequency, and material terms of NEO equity awards, the Compensation Committee considers, among other factors, each executive officer’s role criticality relative to others at the

Company and the Company’s major strategic initiatives, Company and individual performance, a market analysis of the equity awards provided to executive officers in similar roles of our peer companies, and any retention needs.
Our long-term equity-based awards are granted under the Global Business Travel Group, Inc. 2022 Equity Incentive Plan (the “2022 Plan”). We also maintain the Global Business Travel Group, Inc. Management Incentive Plan (the “MIP”), under which no new awards may be granted, and the Global Business Travel Group, Inc. Employee Stock Purchase Plan (the “ESPP”) which commenced the first offering period in 2023.
Equity Grant Practices
We do not grant equity-based awards in anticipation of the release of material non-public information, and we do not time the release of material non-public information based on equity award grant dates or for the purposes of affecting the value of executive compensation. We do not have a formal policy with respect to the timing of our equity award grants, and did not grant stock options in 2025.

Annual Grant of RSU and PSU Awards
Beginning in fiscal year 2025, the Compensation Committee introduced performance-based stock units as one of the annual-cycle equity award vehicles for our NEOs. As a result, the 2025 award mix for our NEOs consists of 67% restricted stock units ("RSUs") and 33% performance-based stock units ("PSUs"). This allocation balances near-term retention incentives with long-term performance accountability.
2025 RSUs: One-third of each RSU award vests on each of the first, second, and third anniversaries of the grant date, generally subject to continued employment through the applicable vesting dates. We believe that RSUs provide a strong retention incentive and alignment with stockholders' interest.
2025 PSUs: The 2025 PSUs will cliff vest, to the extent earned, after completion of the cumulative three-year performance period starting January 1, 2025 through December 31, 2027 (the "Performance Period"), generally subject to continued employment through the applicable vesting dates.
The number of PSUs that may be earned by our NEOs after completion of the Performance Period will be determined based on the following performance factors:

•Three-Year Financial Performance Metrics. 0% to 150% of the target number of PSUs awarded to the NEO may be earned based on the Company's achievement of pre-established, annual, financial performance goals during the Performance Period.

•Relative TSR Modifier. After determining the number of PSUs earned based on financial performance, a relative TSR modifier will be applied, which may increase or decrease the number of PSUs in the final payout by up to 25%. As a result, the potential final payouts of the PSUs may range from 0% to 187.5%:

rTSR Percentile	TSR Modifier
75th Percentile and Above	+25%
Between 25th and 75th	-25% - +25%
Using straight-line interpolation
25th Percentile and Below	-25%

2025 PSUs Performance Goals and Target Setting. The Compensation Committee will establish financial Performance Goals that are expected to be clear, measurable, and relevant to our long-term strategy over a multi-year performance period.
For 2025 PSUs, each fiscal year of the award (2025, 2026 and 2027) will have a Performance Factor that is determined by the achievement of that year’s weighted Performance Goals. At the end of the Performance Period, the average of the three annual Performance Factors will be modified by the relative Total Shareholder Return, which compares the Company’s Total Shareholder Return (TSR) to the TSR of the Standard & Poor's (S&P) 500.
The following table sets out the Performance Metrics and Performance Goals for the year ended December 31, 2025, for the PSUs granted in 2025. All Performance Metrics were assigned equal weight.

Weighting	Performance Metric	Performance Goal at Target
50%	Adjusted EBITDA(1)	$530M
50%	Cash from Operations less Capex	$150M

(1)Adjusted EBITDA is a non-GAAP measure and is defined and reconciled to the most comparable GAAP measure (i.e., net income/loss) in Annex A to this proxy statement.
Vesting of the PSU awards ranges from 0% to 187.5% of the target award based on this calculation, reflecting the Committee's assessment of appropriate performance leverage while maintaining pay discipline, with forfeiture of awards if performance thresholds are not achieved. In addition, if the Company's Total Shareholder Return is negative, the number of PSUs earned cannot exceed the target award level, ensuring executives do not benefit during periods of shareholder value decline. PSU awards are subject to the Company's Clawback Policy (as defined below, under "Clawback Policies").
2025 Equity Awards
The following table illustrates the equity-based awards granted to our NEOs in 2025. Additional details are provided in the “Compensation Discussion & Analysis — Grants of Plan Based Awards”. The Annual PSUs column shows the first third of the PSU award granted in March 2025, which is the portion of the PSUs for which performance goals were set in 2025. The grant date fair value for this portion of the PSU grant was established as of the grant date. PSUs from this portion will vest in March 2028, subject to the achievement of performance conditions.

	Annual RSUs	Annual PSUs
Paul Abbott	550,469	90,375
Karen Williams	157,276	25,821
Andrew Crawley	235,915	38,732
Eric J. Bock	235,915	38,732
John David Thompson	137,617	22,594

Perquisites
Our CEO receives a limited perquisite related to an annual health assessment and medical insurance coverage, and our United Kingdom-based NEOs receive pension-related contributions and car allowances further described in the notes to the Summary Compensation Table. Detail on the quantification of perquisites is set forth in the notes to the Summary Compensation Table, below.
Compensation Committee Review of Risk
We have reviewed the compensation policies and practices for executive officers and other employees to determine whether those programs create risks that, individually or in the aggregate, are reasonably likely to have a material adverse effect on the Company. As part of this risk review process, we review our compensation programs to identify compensation policies or practices that could have a material adverse effect on the Company. This review included the structure and material features of each program, the behaviors the programs are intended to reward, as well as program features or Company policies that operate to mitigate risk. After conducting the review and assessing potential risks, management determined, and the Compensation Committee concurred, that the design of each incentive program contains sufficient design features, controls, limits and/or financial requirements to avoid risks that are reasonably likely to have a material adverse effect on the Company.
While risk is a necessary part of growing a business, our executive compensation program attempts to mitigate risk and align the Company’s compensation policies with the long-term interests of the Company by utilizing multiple performance measures (both financial and non-financial) that are directly aligned with the Company’s strategic plan and balance annual and long-term incentives. Other risk mitigation features include the Company’s stock ownership policy and the Company’s “clawback” policy both of which are described below.
Although a significant portion of the Company’s executive compensation is performance-based, we believe that our programs do not encourage excessive or unnecessary risk taking. Overall, our compensation mix, including the use of equity, is generally consistent with competitive market practice.
Other Compensation Policies and Programs
Stock Ownership Guidelines for Executive Officers and Directors and Stock Retention Requirement
We maintain a stock ownership policy (the “Stock Ownership Policy”) which sets forth stock ownership guidelines for our executive officers and the non-employee members of the Board of Directors in order to align their financial interests with those of our stockholders. The Compensation Committee is responsible for administration of the policy. Under the Stock Ownership Policy, our executive officers and our non-employee members of the Board of Directors are required to own a certain number of shares of our common stock with a value equal to a specified multiple of their annual base salary or annual cash retainer, as applicable. The stock ownership guidelines are as follows:

Covered Person	Applicable Stock Ownership Guideline
Chief Executive Officer	6x base salary
Other Executive Officers	3x base salary
Non-Employee Members of the Board of Directors	5x annual cash retainer
The stock ownership guidelines do not apply to certain of our non-employee directors who do not receive equity compensation for their service on the Board of Directors.
Shares of our common stock that count toward satisfaction of the stock ownership guidelines include shares beneficially owned by the individual or immediate family members, including shares held in a 401(k) plan or other retirement or deferred compensation plan, RSUs and any earned performance-based stock units, even if subject to continued time-vesting conditions. Shares underlying stock options or otherwise subject to a right to acquire will not count toward meeting the stock ownership guidelines.
Under the Stock Ownership Policy, our executive officers and our non-employee members of the Board of Directors are given five (5) years to achieve the applicable stock ownership requirement. Once the applicable stock ownership requirement has been achieved, the individual will not be required to purchase or retain additional shares in the event of subsequent fluctuations in the market price of our common stock that may cause the value to drop below the applicable stock ownership requirement; however, the individual will be restricted from selling or transferring shares until the requirement has again been achieved. In addition, until such time as an individual has achieved the applicable stock ownership requirement as described above, he or she is required to retain an amount equal to 50% of the net shares of our common stock (i.e., shares remaining after the payment of the exercise price or the tax withholding obligations with respect to an equity award) received as the result of the exercise, vesting, or payment of any equity awards granted to him or her. As of the date of this proxy statement, our current NEOs and independent directors have acted in accordance with this policy and continue to accrue stock towards meeting the applicable ownership requirements.
As of the Record Date, all of our NEOs met our stock ownership guidelines.
Clawback Policies
Our Compensation Committee adopted, effective October 2, 2023, a Supplemental Executive Officer Recoupment Policy (the “Dodd-Frank Clawback Policy”) to comply with the final rules required by the Dodd-Frank Wall Street Reform and Consumer Protection Act and the SEC, and the corresponding NYSE listing standards. The Dodd-Frank Clawback Policy provides for the mandatory recoupment of erroneously awarded incentive-based compensation in the event of certain accounting restatements. In such an event, the Company would seek to recover the amount of erroneously awarded incentive-based compensation paid to applicable executives that was in excess of the amount that would have been awarded based on the restated financial results, subject to and in accordance with the terms of the policy and applicable law.
In May 2022 the Board of Directors' adopted the Clawback and Recoupment Policy (the "Clawback Policy") which is separate from and in addition to the Dodd-Frank Clawback Policy described above. The Clawback Policy provides that in the event that the Company’s financial statements are restated in whole or in part as the result of an individual’s misconduct, the Board of Directors may determine to (i) require the covered person to reimburse the Company for the difference between (a) any of such individual’s incentive compensation that was paid, granted, settled, earned or vested during the two calendar years prior to the date of the determination by the Board of Directors, based on the financial results of the Company relating to the period or periods so restated and (b) the incentive compensation that would have been paid, granted, settled, earned or vested during the two calendar years prior to the date of the determination by the Board of Directors, based on the restated financial results of the Company for such period or periods, and (ii) require such individual to reimburse the Company for any profits realized during the two calendar years prior to the date of the determination by the Board of Directors, on any sale of Company stock by such individual occurring after the public issuance of the financial statements that are subsequently restated.
In addition, the Clawback Policy provides for the forfeiture of a covered person’s incentive compensation upon the occurrence of certain bad acts with respect to the Company and its subsidiaries, including, (i) the material breach of certain restrictive covenants, (ii) willful or knowing breaches of applicable policies or legal or regulatory requirements, (iii) actions or omissions resulting in significant reputational or financial harm, (iv) breach of fiduciary duty or (v) willful misconduct, material dishonesty or fraud in the commission of the covered person’s service.

2025 Summary Compensation Table
The following table provides information regarding the compensation provided to our NEOs during the fiscal years ended December 31, 2025, December 31, 2024 and December 31, 2023, as applicable. Values in the Summary Compensation Table and following tables reflect the impact of exchange rates for cash compensation and all other compensation, and may be rounded to the nearest dollar (including with respect to totals and equity grant date fair values).

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)(1)		Option Awards ($)	Non-Equity Incentive Plan Compensation ($)(2)	Non-qualified Deferred Compensation Earnings ($)	All other Compensation ($)		Total ($)
Paul Abbott (3) Chief Executive Officer	2025	1,310,000	-	5,696,774	(4)		2,909,280	-	111,698	(5)	10,027,752
	2024	1,280,000	1,000,000	6,999,998		-	3,878,400	-	107,428		13,265,826
	2023	1,240,000	2,000,000	11,499,993		-	3,416,052	-	103,458		18,259,503
Karen Williams (3) Chief Financial Officer	2025	644,520		1,627,638	(6)		715,418		42,394	(7)	3,029,970
	2024	551,040	-	1,659,998		-	955,939	-	9,216		3,176,193
	2023	477,400	199,733	1,749,993		-	685,929	-	8,928		3,121,983
Andrew Crawley (3) President	2025	851,500	-	2,441,470	(8)	-	945,516	-	73,313	(9)	4,311,799
	2024	832,000	500,000	2,849,998		-	1,262,927	-	71,634		5,516,559
	2023	806,000	1,000,000	4,874,996		-	1,109,591	-	69,395		7,859,982
Eric J. Bock Chief Legal Officer, Global Head of Mergers & Acquisitions and Compliance and Corporate Secretary	2025	650,000	-	2,441,470	(10)	-	845,000	-	14,000	(11)	3,950,470
	2024	650,000	500,000	2,849,998		-	975,000	-	13,800		4,988,798
	2023	650,000	1,000,000	10,499,990		-	900,000	-	13,200		13,063,190

John David Thompson Chief Technology Officer	2025	600,000	-	1,424,194	(12)	-	540,000	-	14000	(11)	2,578,194
	2024	600,000	291,667	1,579,998		-	900,000	-	13,800		3,385,465
(1)The amounts reported in this column constitutes the aggregate grant date fair value of each stock award , calculated in accordance with Financial Accounting Standards Board (“FASB”), Accounting Standard Codification (“ASC”) Topic 718, “Compensation — Stock Compensation” (“ASC 718”). Assumptions used in the calculation of these amounts are included in the notes to our consolidated financial statements included in the 2025 Annual Report. The amounts shown in the Stock Awards column with respect to PSUs reflect the grant date fair value of such awards based upon the probable outcome of the performance conditions as of the grant date. The awards for fiscal year 2025 are comprised of PSUs and RSUs for all NEOs. Consistent with the requirements of ASC Topic 718, the amounts relating to the PSUs for fiscal year 2025 represent the grant date fair value of a portion of the PSUs granted in March 2025 for which performance goals were set in 2025.
(2)The amounts in this column reflect the amounts earned in 2025 as annual cash incentive awards as described in more detail under the section “Compensation Discussion & Analysis — Annual Incentive Compensation”. Amounts paid in British pounds sterling to Mr. Abbott, Mr. Crawley and Ms. Williams, paid on March 13, 2026, have been converted to United States dollars at an exchange rate equal to $1.3224 per £1.00 for 2025.
(3)Amounts paid in British pounds sterling to Messrs. Abbott and Crawley and Ms. Williams have been converted to United States dollars for purposes of this disclosure. Salary and all other compensation have been converted at an annual average exchange rate (based on monthly averages) equal to $1.31 per £1.00 for 2025, $1.28 per £1.00 for 2024 and $1.24 per £1.00 for 2023 (in each case, rounded to the nearest cent).
(4)The amount reflects the 2025 equity-based award granted on March 4, 2025, with a grant date fair value of $ 5,696,774 , consisting of RSUs and the first third of PSUs granted in 2025, which is the portion of the PSUs for which performance goals were set in 2025.
(5)Amount includes (i) a United Kingdom supplemental pension cash allowance of $91,569, (ii) a Company-paid car allowance of $14,934, (iii) a Company contribution of $1,111 for an annual executive-level medical assessment and (iv) a Company contribution of $4,084 for private medical insurance.
(6)The amount reflects the 2025 equity-based award granted on March 4, 2025, with a grant date fair value of $1,627,638, consisting of RSUs and the first third of PSUs granted in 2025, which is the portion of the PSUs for which performance goals were set in 2025.
(7)Amount includes (i) a United Kingdom supplemental pension cash allowance of $32,962, (ii) a Company-paid car allowance of $9,432.
(8)The amount reflects the 2025 equity-based award granted on March 4, 2025, with a grant date fair value of $2,441,470, consisting of RSUs and the first third of PSUs granted in 2025, which is the portion of the PSUs for which performance goals were set in 2025.
(9)Amount includes (i) a United Kingdom supplemental pension cash allowance of $58,379 and (ii) a Company-paid car allowance of $14,934.

(10)The amount reflects the 2025 equity-based award granted on March 4, 2025, with a grant date fair value of $2,441,470, consisting of RSUs and the first third of PSUs granted in 2025, which is the portion of the PSUs for which performance goals were set in 2025.
(11)Amount includes a Company contribution of $14,000 to the GBTG 401(k) Plan.
(12)The amount reflects the 2025 equity-based award granted on March 4, 2025, with a grant date fair value of $1,424,194, consisting of RSUs and the first third of PSUs granted in 2025, which is the portion of the PSUs for which performance goals were set in 2025.
Employment Agreements with Our NEOs
Each of our NEOs is a party to a written employment agreement or employment letter, as amended or supplemented on December 2, 2021 for Messrs. Abbott and Crawley and November 29, 2021 for Messrs. Bock and Thompson (with such amendments and supplements effective on the first date that our stock became publicly traded), or in the case of Ms. Williams, upon the effective date of her appointment to CFO, i.e. July 1, 2023. The material terms of each of those arrangements is described below and eligibility for severance payments and benefits, including the treatment of outstanding equity awards, is described in the section “Potential Payments Upon a Termination or Change in Control — Employment Agreements; Severance Protection Agreements”. For a description of the compensation actually paid to the NEOs for fiscal year 2025, please refer to the “Summary Compensation Table,” above.
Paul Abbott
Mr. Abbott is party to an employment agreement with GBT Travel Services UK Limited, an affiliate of GBTG (“GBT UK”), dated June 5, 2020, as amended on December 2, 2021, which provides for customary terms of employment including a starting annual base salary of £1,000,000 and a target annual bonus opportunity of 200% of annual base salary (up to a maximum of 300% annual base salary). Mr. Abbott is eligible to receive annual long-term incentive awards, participate in employee benefit plans generally applicable to GBT UK employees, receive a monthly car allowance of £950 and receive an additional amount each year equal to (8/(1+x))% (where “x” is the aggregate rate of employer national insurance contributions and other employer levies, expressed as a decimal) of his base salary per annum in lieu of pension contributions. Mr. Abbott’s employment agreement also includes certain restrictive covenants, including one-year post-termination non-competition and non-solicitation of customers and employees restrictions.
Karen Williams
Ms. Williams is party to an employment agreement with GBT UK, dated July 7, 2023 upon her appointment as Chief Financial Officer on July 1, 2023, which provides for customary terms of employment including a starting annual base salary of £410,000 and a target annual bonus opportunity of 100% of annual base salary. Ms. Williams is eligible to receive annual long-term incentive awards, participate in employee benefit plans generally applicable to GBT UK employees and receive a monthly car allowance of £600. Ms. William’s employment agreement also includes certain restrictive covenants relating to protection of our confidential information and intellectual property.
Andrew Crawley
Mr. Crawley is party to an employment agreement with GBT UK, dated November 26, 2019, as amended on December 2, 2021, which provides for customary terms of employment including a starting annual base salary of £650,000 and a target annual bonus opportunity of 100% of annual base salary (up to a maximum of 200% annual base salary). Mr. Crawley is eligible to receive annual long-term incentive awards, participate in employee benefit plans generally applicable to GBT UK employees, receive an annual car allowance of £11,900 and receive an annual cash allowance equal to 8% of his base salary, net of 14.3% national insurance withholding in lieu of pension contributions. Mr. Crawley’s employment agreement also includes certain restrictive covenants relating to protection of our confidential information and intellectual property.
Eric J. Bock
Mr. Bock is a party to an employment letter with GBT III B.V. ("GBT III"), the parent company of GBT US LLC ("GBT US"), each of GBT III and GBT US an affiliate of GBTG, dated August 7, 2014, as supplemented on November 29, 2021, which provides for customary terms of employment including a starting annual base salary of $600,000 and a target annual bonus opportunity of 100% of annual base salary (up to a maximum of 200% annual base salary) and eligibility to participate in employee benefit plans generally applicable to GBT US employees. Mr. Bock’s employment letter also provides that he is eligible for perquisite benefits with an approximate annual value of $25,000, which has historically been paid in cash and which benefit has been discontinued.

John David Thompson
Mr. Thompson is a party to an employment letter with GBT US, dated September 21, 2017, as supplemented on November 29, 2021, upon his appointment as Chief Information and Technology Officer, which provides for customary terms of employment including a starting annual base salary of $600,000 and a target annual bonus opportunity of 100% of annual base salary and eligibility to participate in employee benefit plans generally applicable to GBT US employees.

Grants of Plan-Based Awards Table

									All Other Stock Awards: Number of Shares of Stock or Units (#)	Grant Date Fair Value of Stock and Option Awards ($)
			Estimated Future Payouts Under Non-Equity Incentive Plan Awards (2)			Estimated Future Payouts Under Equity Incentive Plan Awards (3)
Name	Grant Date	Approval Date (1)	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Paul Abbott	3/4/2025	2/26/2025				16,945	90,375(4)	169,453		1,006,778
	3/4/2025	3/4/2025							550,469(5)	4,689,996
			-	2,620,000	3,930,000
Karen Williams	3/4/2025	2/26/2025				4,841	25,821(4)	48,414		287,646
	3/4/2025	3/4/2025							157,276(5)	1,339,992
			-	644,520	1,289,040
Andrew Crawley	3/4/2025	2/26/2025				7,262	38,732(4)	72,623		431,474
	3/4/2025	3/4/2025							235,915(5)	2,009,996
			-	851,500	1,703,000
Eric J. Bock	3/4/2025	2/26/2025				7,262	38,732(4)	72,623		431,474
	3/4/2025	3/4/2025							235,915(5)	2,009,996
			-	650,000	1,300,000
John David Thompson	3/4/2025	2/26/2025				4,236	22,594(4)	42,364		251,697
	3/4/2025	3/4/2025							137,617(5)	1,172,497
			-	600,000	1,200,000
(1)The dates shown are the dates on which our Compensation Committee set performance goals under the PSU grants and approved the RSU grants.
(2)Amounts that would be paid in British pounds sterling to Messrs. Abbott and Crawley and Ms. Williams have been converted to United States dollars for purposes of this disclosure at an annual average exchange rate (based on monthly averages) equal to $1.31 per £1.00 for 2025 (rounded to the nearest cent).
(3)No PSUs will vest if actual performance for the three year period is below threshold level.
(4)Consistent with the requirements of ASC Topic 718, the amount represents the first third of the PSU award that was granted in March 2025 for which performance goals were set and the grant date fair value was established in March 2025. The PSUs earned from this award will be vest in March 2028.
(5)Represents RSUs that vest approximately one-third on March 1st of each of 2026, 2027 and 2028, generally subject to continued service through the applicable vesting dates. The grant date fair value for each award was calculated in accordance with ASC 718. Assumptions used in the calculation of these amounts are included in the notes to our consolidated financial statements included in the 2025 Annual Report.

Outstanding Equity Awards at December 31, 2025
The following table provides information about the number of outstanding equity awards held by our NEOs as of December 31, 2025.

	Option Awards				Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)(1)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(2)
Paul Abbott	-	-	-	-	550,469(4)	4,211,088	271,126(5)	2,074,114
	-	-	-	-	846,945(6)	6,479,129	-	-
	-	-	-	-	365,726(7)	2,797,804	-	-
					210,971(8)	1,613,928
Karen Williams	-	-	-	-	157,276(4)	1,203,161	77,464(5)	592,600
	-	-	-	-	200,847(6)	1,536,480	-	-
	-	-	-	-	59,361(9)	454,112	-	-
					23,511(7)	179,859	-	-
Andrew Crawley	-	-	-	-	235,915(4)	1,804,750	116,197(5)	888,907
	-	-	-	-	344,828(6)	2,637,934	-	-
	-	-	-	-	156,740(7)	1,199,061	-	-
					87,905(8)	672,473	-	-
Eric J. Bock	994,508(3)		10.03	12/2/2031	235,915(4)	1,804,750	116,197(5)	888,907
	-	-	-	-	344,828(6)	2,637,934	-	-
	-	-	-	-	78,370(7)	599,531	-	-
	-	-	-	-	421,941(8)	3,227,849	-	-
							68,901(10)	527,093(11)
John David Thompson	652,182(3)	-	10.03	12/2/2031	137,617(4)	1,052,770	67,781(5)	518,525
	306,806(3)	-	14.58	9/25/2029	191,168(6)	1,462,435	-	-
	964,248(3)	-	6.84	10/9/2027	91,432(7)	699,455	-	-
	-	-	-	-	-	-	45,413(10)	347,409(11)

(1)The amounts in this column reflect the market value of unvested stock awards, determined by multiplying the number of such awards by $7.65, which was the closing stock price of our Class A Common Stock on December 31, 2025 (the last trading day in fiscal year 2025).
(2)The amounts in this column reflect the market value of PSUs granted in 2025 (assuming achievement of target performance) multiplied by $7.65, which was the closing stock price of our Class A Common Stock on December 31, 2025 (the last trading day in fiscal year 2025).
(3)Consists of fully vested Options previously granted under the MIP.
(4)Consists of RSUs that vest approximately one-third on March 1st of each of 2026, 2027 and 2028, generally subject to continued service through the applicable vesting dates.
(5)Consists of PSUs granted March 4, 2025 that may vest on March 1, 2028, subject to certification of performance by the Compensation Committee. The performance period for these PSUs is January 1, 2025 to December 31, 2027. Includes the portion of the grant for which performance goals were established in Q1 2025 and the portion for which performance goals will be established in Q1 2026 and Q1 2027.
(6)Consists of RSUs that vest approximately one-third on March 1st of each of 2025, 2026 and 2027, generally subject to continued service through the applicable vesting dates.
(7)Consists of RSUs that vest approximately one-third on March 1st of each of 2024, 2025 and 2026, generally subject to continued service through the applicable vesting dates.
(8)Consists of RSUs that vest approximately one-third on January 26th of each of 2024, 2025 and 2026, generally subject to continued service through the applicable vesting dates.
(9)Consists of RSUs that vest approximately one-third on July 1st of each of 2024, 2025 and 2026, generally subject to continued service through the applicable vesting dates.

(10)Consists of Earnout Shares that are subject to the Earnout Criteria, of which all such Earnout Shares are service-vested.
(11)The amounts in this column reflect the market value of Earnout Shares payable based on achievement of the maximum level of performance multiplied by $7.65, which was the closing stock price of our Class A Common Stock on December 31, 2025 (the last trading day in fiscal year 2025).

Option Exercises and Stock Vested Table
The table below reflects information for the fiscal year ended December 31, 2025 concerning Options exercised and the vesting of previously granted RSUs for each of the NEOs. The value of shares acquired upon exercise of the Options and the shares represented by the vesting of RSUs is based on the closing stock price of Company stock on the date of exercise and the date of vesting respectively.

	Option Awards		Stock Awards
Name	Number of Shares Acquire on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquire on Vesting (#)	Value Realized on Vesting ($)
Paul Abbott	-	-	1,000,168	8,446,417
Karen Williams	-	-	209,100	1,620,680
Andrew Crawley	-	-	417,057	3,522,002
Eric J. Bock	-	-	672,724	5,860,379
John David Thompson	-	-	194,243	1,609,823

Potential Payments upon a Termination or Change in Control
The table below reflects the severance and other benefits that may become payable to our NEOs in connection with certain terminations of employment, assuming in each case that the applicable triggering event(s) occurred on December 31, 2025. None of our NEOs is entitled to receive any payments or benefits automatically triggered by a change in control (i.e., no “single-trigger” payments or benefits). For purposes of this disclosure, “involuntary termination” means a termination of employment of an NEO by the Company or its subsidiary without cause or a resignation by an NEO for good reason. Amounts that would be paid in British pounds sterling to Messrs. Abbott and Crawley and Ms. Williams in respect of salary, bonuses and the value of health benefits have been converted to United States dollars at an annual average exchange rate (based on monthly averages) equal to $1.31 per £1.00 for 2025 (in each case, rounded to the nearest cent).

Name	Benefit	Involuntary Termination Not in Connection with a Change in Control ($)		Involuntary Termination in Connection with a Change in Control ($)		Death ($)		Disability ($)
Paul Abbott	Base Salary	1,310,000	(1)	2,620,000	(2)	-		1,310,000	(1)
	Bonus	5,529,280	(3)	8,149,280	(4)	-		5,529,280	(3)
	Equity
	Options	-		-		-		-
	RSUs(5)	9,054,984	(6)	15,101,949	(7)	15,101,949	(7)	9,054,984	(8)
	PSUs(5)	691,369	(9)	2,074,114	(10)	2,074,114	(11)	691,369	(12)
	Health Benefits	42,036	(13)	84,072	(14)	-		42,036	(13)
	Total	16,627,669		28,029,415		17,176,063		16,627,669
Karen Williams	Base Salary	644,520	(1)	1,289,040	(2)	-		644,520	(1)
	Bonus	1,359,938	(3)	2,004,458	(4)	-		1,359,938	(3)
	Equity
	Options	-		-		-		-
	RSUs(5)	1,803,258	(6)	3,373,612	(7)	3,373,612	(7)	1,803,258	(8)
	PSUs(5)	197,531	(9)	592,600	(10)	592,600	(11)	197,531	(12)
	Health Benefits	13,224	(13)	19,836	(15)	-		13,224	(13)
	Total	4,018,471		7,279,546		3,966,212		4,018,471
Andrew Crawley	Base Salary	851,500	(1)	1,703,000	(2)	-		851,500	(1)
	Bonus	1,703,000	(16)	2,554,500	(17)	-		1,703,000	(16)
	Equity
	Options	-		-		-		-
	RSUs(5)	3,792,082	(6)	6,314,218	(7)	6,314,218	(7)	3,792,082	(8)
	PSUs(5)	296,300	(9)	888,907	(10)	888,907	(11)	296,300	(12)
	Health Benefits	13,224	(13)	19,836	(15)	-		13,224	(13)
	Total	6,656,106		11,480,461		7,203,125		6,656,106
Eric J. Bock(18)	Base Salary	650,000	(1)	1,300,000	(2)	-		650,000	(1)
	Bonus	1,495,000	(3)	2,145,000	(4)	-		1,495,000	(3)
	Equity
	Options	-		-		-		-
	RSUs(5)	5,747,928	(6)	8,270,064	(7)	8,270,064	(7)	5,747,928	(8)
	PSUs(5)	296,300	(9)	888,907	(10)	888,907	(11)	296,300	(12)
	Health Benefits	29,098	(19)	43,647	(20)	-		29,098	(19)
	Total	8,218,326		12,647,618		9,158,971		8,218,326
John David Thompson	Base Salary	600,000	(1)	1,200,000	(2)	-		600,000	(1)
	Bonus	1,140,000	(3)	1,740,000	(4)	-		1,140,000	(3)
	Equity
	Options	-		-		-		-
	RSUs(5)	1,781,594	(6)	3,214,660	(7)	3,214,660	(7)	1,781,594	(8)
	PSUs(5)	172,836	(9)	518,525	(10)	518,525	(11)	172,836	(12)
	Health Benefits	20,223	(19)	30,334	(20)	-		20,223	(19)
	Total	3,714,653		6,703,519		3,733,185		3,714,653
(1)Represents 12 months of continued base salary.
(2)Represents 12 months of continued base salary plus 12 months of base salary paid in a lump sum.
(3)Represents an amount equal to the target annual bonus plus a pro-rata annual bonus based on actual performance.
(4)Represents an amount equal to two times the target annual bonus plus a pro-rata annual bonus based on actual performance.
(5)RSUs and PSUs granted under the Equity Incentive Plan contain certain termination protections with the amounts reflected in this table based on the closing stock price of our Class A Common Stock of $7.65 on December 31, 2025 (the last trading day in fiscal year 2025).
(6)Represents the value of 12 months of continued vesting following termination of employment for outstanding RSUs based on the closing stock price of our Class A Common Stock of $7.65 on December 31, 2025 (the last trading day in fiscal year 2025).
(7)Represents the value of full vesting of all outstanding RSUs based on the closing stock price of our Class A Common Stock of $7.65 on December 31, 2025 (the last trading day in fiscal year 2025).

(8)Represents the value of outstanding RSUs that would vest on the first scheduled vesting date following a termination of employment based on the closing stock price of our Class A Common Stock of $7.65 on December 31, 2025 (the last trading day in fiscal year 2025).
(9)Represents the value of a pro-rata portion of PSUs that would vest based on the Company’s performance as compared to the Performance Goals on the scheduled vesting date following a termination of employment based on the closing stock price of our Class A Common Stock of $7.65 on December 31, 2025 (the last trading day in fiscal year 2025).
(10)Represents the value of full vesting of all outstanding PSUs at target or, if greater, actual levels of performance based on the closing stock price of our Class A Common Stock of $7.65 on December 31, 2025 (the last trading day in fiscal year 2025).
(11)Represents the value of full vesting of all outstanding PSUs at target based on the closing stock price of our Class A Common Stock of $7.65 on December 31, 2025 (the last trading day in fiscal year 2025).
(12)Represents the value of a pro-rata portion of PSUs that would vest at target on the scheduled vesting date following a termination of employment based on the closing stock price of our Class A Common Stock of $7.65 on December 31, 2025 (the last trading day in fiscal year 2025).
(13)Represents an amount equal to the cost to the Company of providing private medical expenses insurance for 12 months.
(14)Represents an amount equal to the cost to the Company of providing private medical expenses insurance for 24 months.
(15)Represents an amount equal to the cost to the Company of providing private medical expenses insurance for 18 months.
(16)Represents an amount equal to the target annual bonus plus a pro-rata target annual bonus.
(17)Represents an amount equal to two times the target annual bonus plus a pro-rata target annual bonus.
(18)As of December 31, 2025, Mr. Bock was the only NEO who met the age and service requirements for “retirement” under the Company equity awards, however, Mr. Bock did not meet the other requirement for retirement at such time (i.e., one year's written notice). If Mr. Bock had been eligible to retire on December 31, 2025 and had in fact retired, his RSUs and PSUs that would have vested upon retirement would have had a value equal to $5,574,815 based on the closing stock price of our Class A Common Stock of $7.65 on December 31, 2025 (the last trading day in fiscal year 2025).
(19)Represents the cost to the Company of providing health care continuation for 12 months at active employee rates.
(20)Represents the cost to the Company of providing health care continuation for 18 months at active employee rates.

Employment Agreements; Severance Protection Agreements
GBT UK has entered into addenda to the employment agreements with Messrs. Abbott and Crawley (the “Severance Amendments”) and GBT US has entered into a severance protection agreement with Messrs. Bock and Thompson (the “Severance Protection Agreement”), in each case that became effective on the first date that our stock became publicly traded. Ms. Williams' employment contract with GBT UK (the "Williams Contract") contains the same severance protection provisions as are contained in the Severance Amendments. The Severance Amendments, the Severance Protection Agreement and the Williams Contract provide that upon a termination of the executive’s employment by GBT UK or GBT US, as applicable, without cause, a resignation by the executive for good reason or due to disability (in each case, other than in connection with a change in control), the executive would receive continued base salary for one year, an amount equal to the target annual bonus for the year of termination, a pro-rated annual bonus for the year of termination based on actual performance for Messrs. Abbott and Bock and based on target performance for Ms. Williams, Messrs. Crawley and Thompson and health benefits for up to 12 months after termination. Upon a termination of employment by GBT UK or GBT US, as applicable, without cause or a resignation by the executive for good reason, in each case, occurring during the period beginning 60 days prior to and ending 18 months after a change in control of GBTG (except for a resignation for good reason by Mr. Bock, which period begins on the date of the change in control), in addition to the benefits above, then the executive would receive an additional amount equal to the sum of one times’ base salary plus the target annual bonus, payable in a lump sum, and health benefits for an additional 6 months (12 months for Mr. Abbott). Severance benefits under the Severance Amendments, the Severance Protection Agreement, and the Williams Contract are subject to execution and effectiveness of a separation agreement, including a release of claims.
Treatment of Equity Awards
The following describes the treatment of outstanding Options, RSUs and PSUs held by our NEOs, as of December 31, 2025, in connection with a termination of employment or a change in control of the Company or its subsidiaries.
For purposes of the following disclosure, “severance period” refers to the period in which an NEO is entitled to receive continued base salary under any employment or severance agreement with the Company or its subsidiaries as a result of an involuntary termination of employment (or if the base salary is paid in a lump sum, the number of months of base salary that the lump sum represents). All equity awards held by NEOs as of December 31, 2025 are subject to continuing compliance by the NEO with certain restrictive covenants following their termination of employment, including one-year post-termination non-competition and non-solicitation of customers, vendors and employees restrictions.
Options
Certain of our NEOs were granted options on or prior to December 2, 2021. All such options are now fully vested. Upon an NEO’s termination of employment for any reason, options will be exercisable until the end of the term (i.e. 10 years from grant date).
Restricted Stock Units
Upon an NEO’s involuntary termination, other than in connection with a change in control, RSUs that are scheduled to vest during the severance period will continue to vest in accordance with the original schedule.
Upon a termination of an NEO’s employment due to death, RSUs will immediately vest and be settled. Upon a termination of an NEO’s employment due to disability, the next tranche of RSUs scheduled to vest will continue to vest and be settled on the original schedule.
Upon a termination of an NEO’s employment due to retirement, the RSUs that are next scheduled to vest on the ordinary schedule will continue to vest pro-rata based on the number of months (rounded up) served during the then-current 12-month vesting cycle and be settled on the original schedule.
In the event that an NEO experiences an involuntary termination within 60 days prior to a change in control, RSUs will continue to vest and be settled on their original schedule. If an NEO experiences an involuntary termination within 18 months after a change in control, RSUs will immediately vest and be settled. If an NEO terminates employment due to disability or retirement following a change in control that satisfies the requirements of Treasury Regulation Section 1.409A-3(i)(5)(v) (a “409A change in control”), RSUs will immediately vest and be settled. RSUs are settled within 30 days following the applicable vesting date, except for RSUs settled in connection with qualifying terminations that occur following a 409A change in control, which are settled within 10 days following the termination date.

Performance-based Stock Units
Upon an NEO’s involuntary termination under the circumstances set forth below, other than in connection with a change in control, a pro-rata portion of the PSUs that are then outstanding and unvested will vest following the Performance Period based on the Company’s performance as compared to the Performance Goals, with such proration determined by a fraction, the numerator of which is the number of whole and partial months the NEO was employed by the Company and its Subsidiaries during the Performance Period and the denominator of which is the number of months in the Performance Period (i.e., 36 months).
Upon a termination of an NEO’s employment due to death, all then outstanding and unvested PSUs shall immediately vest at Target and be settled. Upon a termination of an NEO’s employment due to disability, a pro-rata portion of the PSUs that are then outstanding and unvested will vest at Target, with such proration determined by a fraction, the numerator of which is the number of whole and partial months during which NEO was employed with the Company and its Subsidiaries during the Performance Period and the denominator of which is the number of months in the Performance Period (i.e., 36 months).
Upon a termination of an NEO’s employment due to retirement, a pro-rata portion of the PSUs that are then outstanding and unvested will vest following the Performance Period based on the Company’s performance as compared to the Performance Goals, with such proration determined by a fraction, the numerator of which is the number of whole and partial months the NEO was employed by the Company and its Subsidiaries during the Performance Period and the denominator of which is the number of months in the Performance Period (i.e., 36 months).
If an NEO experiences an involuntary termination within 18 months after a change in control, PSUs will immediately vest and be settled in full with any applicable Performance Goals being deemed to have been achieved at target or, if greater, actual levels of performance. If an NEO terminates employment due to disability or retirement following a change in control that satisfies the requirements of Treasury Regulation Section 1.409A-3(i)(5)(v) (a “409A change in control”), PSUs will immediately vest and be settled with any applicable Performance Goals being deemed to have been achieved at target or, if greater, actual levels of performance. PSUs are settled within 30 days following the applicable vesting date, except for PSUs settled in connection with qualifying terminations that occur following a 409A change in control, which are settled within 10 days following the termination date.

CEO Pay Ratio
In accordance with Item 402(u) of Regulation S-K, the Company is required to disclose the estimated ratio of the annual total compensation of our CEO, Mr. Abbott, to the annual total compensation of our median employee for fiscal year 2025.
We used the following methodology to identify the median employee and to calculate the CEO pay ratio:

1.We identified 18,627 individuals employed by the Company or its subsidiaries as on October 1, 2023 (the determination date)(1).
2. 917 employees from the following 12 countries, representing 4.92% of our global workforce, were excluded under the 5% de minimis exemption.

Argentina (68)	Hungary (38)	Poland (356)
China (12)	Ireland (8)	Slovakia (12)
Colombia (53)	Italy (82)	Taiwan (92)
Czechia (54)	Philippines (24)	Thailand (118)
3.We used annual base salary as the consistently applied compensation measure to identify our median employee.
4.Leveraging reasonable estimates and statistical sampling, we identified a group of employees that fall within a narrow range of the estimated median annual base salary. From this group, we selected an employee who was reasonably representative of our workforce.
Using this methodology, our median employee was a full-time employee from our Traveler Care organization located in the U.S. The median employee annual total compensation for 2025 was $47,815(2). Mr. Abbot's annual total compensation for 2025 was $10,027,752(2). The ratio of Mr. Abbott's annual compensation to that of our median employee for 2025 is 210:1.
The ratio provided above (i.e., 210:1) is a reasonable estimate calculated in a manner consistent with SEC rules. Other companies may have different workforce demographics and compensation practices and may utilize different methodologies, estimates and assumptions. Accordingly, it may not be possible to make meaningful comparisons of our CEO pay ratio to that of other companies.

(1)As permitted by the rules adopted by the Securities and Exchange Commission, our employee population used for the CEO pay ratio calculation for the fiscal year ended December 31, 2025, excludes employees who became part of our Company as a result of the acquisition of CWT on September 2, 2025. This acquisition occurred during the fiscal year. The number of employees excluded from this calculation was 8,708 as of October 1, 2025, which represents approximately 32% of our total U.S. and non-U.S. employees.
(2)This calculation includes all elements of compensation for the year, consistent with what is disclosed in the Summary Compensation Table, such as salary, bonus, stock awards, option awards, non-equity incentive plan compensation, and all other compensation.

Pay Versus Performance
The following table sets forth a comparison of compensation reported in the Summary Compensation Table (“SCT”) to compensation actually paid ("CAP") to our Principal Executive Officer (“PEO”) and other non-PEO NEOs. The table also sets forth information on Company performance. The calculations and analysis set forth below are in accordance with the requirements of Item 402(v) of Regulation S-K and do not reflect the Company’s approach to aligning pay with performance. For more information on the Company’s pay practices, please see the CD&A, above. Amounts that would be paid in British pound sterling to Messrs. Abbott and Crawley and Ms. Williams have been converted to United States dollars for purposes of this disclosure. Salary and all other compensation have been converted at an annual average exchange rate (based on monthly averages) equal to $1.31 per £1.00 for 2025, $1.28 per £1.00 for 2024, and $1.24 per £1.00 for 2023 and 2022 (in each case, rounded to the nearest cent) and bonuses and non-equity incentive plan compensation have been converted at the rate in effect on the date of payments as set forth in the notes to the Summary Compensation Table.

Year	SCT Total for PEO ($)(1)	Compensation Actually Paid to PEO ($)(2)	Average SCT Total for non- PEO NEOs ($)(3)	Average Compensation Actually Paid to Non-PEO NEOs ($)(4)	Value of Initial Fixed $100 Investment Based On:		Net Income/ (Loss) ($M)	Adjusted EBITDA ($M)(6)
					Total Shareholder Return ($)(5)	Peer Total Shareholder Return ($)(5)
2025	10,027,752	6,042,510	3,467,608	1,932,222	91	153	111	532
2024	13,265,826	21,210,767	4,266,754	7,324,830	111	155	(134)	478
2023	18,259,503	14,003,080	7,114,399	5,039,112	77	123	(136)	380
2022	12,969,199	7,548,541	7,175,154	3,946,604	81	89	(229)	103
(1)The amount from the “Total” column of the Summary Compensation Table for our PEO, who was Mr. Abbott during 2022, 2023, 2024 and 2025.
(2)The following table sets forth a reconciliation from the SCT to amounts actually paid to our PEO.

			Equity Addition to SCT Total
	SCT Total	Less Equity Deduction From SCT Total	Value of Current Year Equity Awards at 12/31	Change in Value of Unvested Prior Year Awards at 12/31	Change in Value of Prior Year Awards That Vested In Current Year	Less Prior Value of Unvested Equity Awards That Were Canceled or Forfeited in Current Year	Total Compensation Actually Paid
Year	($)	($)(7)	($)(8)	($) (9)	($)(10)	($)(11)	($)(12)
2025	10,027,752	(5,696,774)	4,867,210	(2,320,536)	(835,142)	—	6,042,510
2024	13,265,826	(6,999,998)	11,789,470	3,264,102	(108,633)	—	21,210,767
2023	18,259,503	(11,499,993)	11,159,074	(117,188)	(39,062)	(3,759,253)	14,003,080
2022	12,969,199	(6,000,000)	5,273,438	(2,605,620)	(2,088,475)	—	7,548,541
(3)The average amounts from the “Total” column of the Summary Compensation Table for the Company’s non-PEO NEOs. For 2024 and 2025, our non-PEO NEOs were Ms. Williams, and Messrs. Crawley, Bock and Thompson. For 2023, our non-PEO NEOs were Ms. Williams, Ms. Patricia Huska (Chief Human Resources Officer), Ms. Gerow (former Chief Financial Officer), and Messrs. Crawley and Bock. For 2022, our non-PEO NEOs were Ms. Gerow, Messrs. Crawley and Qualantone (former Chief Revenue Officer).
(4)The following table sets forth a reconciliation from the SCT to the average amounts actually paid to our non-PEO NEOs.

			Equity Addition to SCT Total
	SCT Total	Less Equity Deduction From SCT Total	Value of Current Year Equity Awards at 12/31	Change in Value of Unvested Prior Year Awards at 12/31	Change in Value of Prior Year Awards That Vested In Current Year	Less Prior Value of Unvested Equity Awards That Were Canceled or Forfeited in Current Year	Total Compensation Actually Paid
Year	($)	($)(7)	($)(8)	($) (9)	($)(10)	($)(11)	($)(12)
2025	3,467,608	(1,983,693)	1,694,828	(935,695)	(310,827)	—	1,932,222
2024	4,266,754	(2,234,998)	3,764,207	1,393,854	135,013	—	7,324,830
2023	7,114,399	(5,299,993)	4,668,811	(46,189)	(3,078)	(1,394,837)	5,039,112
2022	7,175,154	(4,455,667)	2,914,422	(1,067,523)	(619,782)	—	3,946,604
(5)Shareholder returns reflect $100 invested as of market close on May 31, 2022, the first trading day of GBTG Class A Common Stock. The Peer Total Shareholder Return is based on the S&P Software & Services Select Industry Index, which is used for purposes of the GBTG Form 10-K performance graph.
(6)Company-selected measure of Adjusted EBITDA as used for our AIA Plan awards in 2025 and as discussed under the section “Compensation Discussion & Analysis  — Annual Incentive Compensation”, above. Adjusted EBITDA is a non-GAAP measure and is defined and reconciled to the most comparable GAAP measure in Annex A to this proxy statement.
(7)Represents the grant date fair value of equity-based awards made during the applicable fiscal year.
(8)Represents the year-end fair value of equity awards that were made during the fiscal year (no grants made have vested during the same year as granted).
(9)Represents the change in fair value during the fiscal year of equity-based awards granted in prior fiscal years that were still unvested as of year-end.
(10)Represents the change in fair value from prior year end until vesting date of equity-based awards granted in prior fiscal years that vested during the current fiscal year.
(11)Represents the fair value as of prior year end of unvested equity awards that were either cancelled or forfeited during the current fiscal year.
(12)SCT total, less SCT equity grant fair value, plus year-end fair value of equity awards made during the year, plus the change in fair value during the year of equity awards that remained unvested as of year-end, plus the change in fair value of equity awards that vested during the applicable year, less the prior year end fair value of any unvested equity awards that were forfeited or canceled during the applicable year.
List of Most Important Financial Measures
The table below sets forth the financial performance measures that we considered to be the most important in how compensation actually paid was linked to Company performance during 2025. As discussed under the section “Compensation Discussion & Analysis — Annual Incentive Compensation”, above, the AIA Plan uses Adjusted EBITDA as the primary financial metric. As discussed in the Management Discussion & Analysis section of the 2025 Annual Report, Revenue, Gross Profit and Free Cash Flow are among the Key Financial Metrics used in evaluating our overall business performance. Revenue and Gross Profit are primary drivers of our Adjusted EBITDA results, and our Adjusted EBITDA results are a primary driver of our Free Cash Flow results.
Key Financial Measures
Adjusted EBITDA
Adjusted EBITDA Margin
Revenue
Free Cash Flow
Adjusted Gross Profit
Adjusted Gross Profit Margin

Analysis of the Relationship Between Pay and Performance
Compensation Actually Paid and Adjusted EBITDA

Compensation Actually Paid and Net Income (Loss)

Compensation Actually Paid and Cumulative Total Shareholder Return (TSR)

Non-Employee Director Compensation
Under our Non-Employee Director Compensation Policy (the “Director Compensation Policy”), we pay retainers to our non-employee directors in a mix of cash and equity-based awards. The cash retainers and additional meeting fees are paid quarterly in arrears, and the equity is awarded as RSUs under the 2022 Plan that are granted each year on the date of the annual meeting of the Company’s stockholders. RSUs vest on the date of the next annual meeting of the Company’s stockholders following the grant date, with pro-rated vesting from the date of appointment through the date of the next annual meeting of the Company’s stockholders for non-employee directors elected or appointed to serve on the Board of Directors for a partial term, in each case, subject to continued service on the Board of Directors. In addition, we pay a meeting fee premium for each board meeting attended above ten meetings, as well as for each committee meeting attended above (A) eight meetings, with respect to our Audit and Finance Committee and our Compensation Committee and (B) five meetings, with respect to our Nominating and Corporate Governance Committee and our Risk Management and Compliance Committee.
Meridian reviewed our Director Compensation Policy in December 2025, conducting a comparative market data analysis of our Peer Group Companies and providing recommendations to amend the program. The Board of Directors reviewed the analysis and revised the Director Compensation Policy to provide for the annual payments and meeting fee premiums, paid quarterly, to non-employee directors described in the table below:

	Cash Retainer ($)	Meeting Fee Premium ($)	Restricted Stock Unit Awards ($)
Board
Chair(1)	400,000
Director	85,000	2,000	220,000
Audit and Finance Committee
Chair(1)	20,000		—
Member	15,000	2,000	—
Compensation Committee
Chair(1)	15,000		—
Member	10,000	2,000	—
Nominating and Corporate Governance Committee
Chair(1)	15,000		—
Member	10,000	2,000	—
Risk Management and Compliance Committee
Chair(1)	10,000		—
Member	10,000	2,000	—
(1) Represents a supplemental cash retainer paid to the Chair.
In addition to the above fees, Directors may be compensated on an ad hoc basis for special committee or subcommittee meetings held or tasks performed by a committee or subcommittee designated by either the full Board of Directors or by a standing committee of the full Board of Directors, with this compensation determined by the establishing body at the time the special committee or subcommittee is established. No such special committee fees were paid in 2025.
We only pay retainers to directors who are not employees of the Company or any of its subsidiaries.
All members of the Board of Directors, including directors who are not independent, are reimbursed for their travel costs and expenses incurred in connection with attending board and committee meetings and related Company business.

Director Compensation Table
The following table sets forth in summary form information concerning the compensation that we paid or awarded to our non-employee directors during the fiscal year ended December 31, 2025. All non-employee directors were paid individually unless otherwise noted.

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)	Total ($)
Mohammed Saif S.S. Al Sowaidi(1)	16,625	162,503	179,128
Faisal Bin Saoud Al-Thani	47,158	—	47,158
Ugo Arzani	88,375	36,811	125,186
James P. Bush	135,000	162,503	297,503
Gloria Guevara(2)	42,462	162,503	204,965
Alexander Drummond	95,000	162,503	257,503
Eric Hart	85,000	162,503	247,503
Raymond Donald Joabar	95,000	162,503	257,503
Michael Gregory O'Hara	517,500	162,503	680,003
Itai Wallach(3)	66,825	—	66,825
Susan Ward	130,000	162,503	292,503
Kathleen Winters	120,000	162,503	282,503

(1) Mr. Al Sowaidi resigned as a member of the Board of Directors in February 2025, and, accordingly, his fees paid relate to his service through February 26, 2025.
(2) Ms. Guevara did not stand for re-election at the Company's 2025 annual meeting of stockholders', and, accordingly, her fees relate to her service through June 11, 2025.
(3) Mr. Wallach’s fees were paid to Apollo Principal Holdings III L.P. in respect of his service.

Compensation Committee Interlocks and Insider Participation
None of our executive officers currently serves as a member of the board of directors or as a member of a compensation committee of any other company that has an executive officer serving as a member of our Board of Directors or Compensation Committee. None of the individuals who served on the Compensation Committee during fiscal year 2025 and none of the current members of the Compensation Committee are current or former officers or employees of the Company. Additionally, none of the individuals who currently serve as members of the Compensation Committee or who served as members of the Compensation Committee during fiscal year 2025 has had any relationship requiring disclosure by the Company under Item 404 of Regulation S-K.
Prohibitions Against Hedging and Pledging
As part of our insider trading policy, all directors, officers and employees of the Company are prohibited from engaging in hedging transactions (such as prepaid variable forward sales contracts, equity swaps, collars and exchange funds) involving our securities, holding our securities in a margin account or pledging our securities as collateral for a loan.

PROPOSAL 3  — APPROVAL, ON AN ADVISORY BASIS, OF THE COMPENSATION OF OUR NEOS

In accordance with Section 14A of the Exchange Act, we are asking our stockholders to vote at the Annual Meeting to approve, on an advisory basis, the compensation of our NEOs as disclosed in this proxy statement.
As discussed in detail under the heading “Compensation Discussion & Analysis – Executive Compensation,” our executive compensation program is a vital tool to attract and retain top talent and ensure that our corporate goals are being met successfully and is designed to provide market competitive compensation and benefit levels that will attract, retain, motivate, and reward a talented team of executive officers; integrate pay with the Company’s annual and long-term performance goals; encourage behaviors that are in the best interests of our customers, stockholders and the goals of the organization, and reinforce our culture.
Our executive compensation program is structured within a strong framework of compensation governance with a bias toward compensation that is dependent on long-term company performance and with compensation that is balanced to mitigate risks appropriately.
We are asking our stockholders to indicate their support for our NEO compensation as described in this proxy statement. Accordingly, we are asking our stockholders to vote on an advisory basis “FOR” the following non-binding resolution:
“RESOLVED, that the compensation paid to the Company’s NEOs, as disclosed pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the Compensation Discussion & Analysis, compensation tables and narrative discussion, is hereby approved.”
Vote Required
The vote on this proposal is not intended to address any specific element of compensation; rather, the vote relates to all compensation relating to the Company’s NEOs, as described in this proxy statement. The vote is advisory and is not binding on the Company, our Board of Directors or the Compensation Committee, and will not be construed as overruling a decision by, or creating or implying any additional fiduciary duty for, the Company, our Board of Directors or the Compensation Committee. However, our Board of Directors and the Compensation Committee value the opinions expressed by stockholders in their votes on this proposal and will consider the outcome of the vote when making future compensation decisions and policies regarding the Company’s executive officers.
Advisory Vote
The Compensation Committee, along with the Board of Directors, believe that the policies, procedures, and amounts of compensation discussed here, and described further herein, are effective in achieving the desired goals of aligning our executive compensation structure with the interests of our stockholders. To indicate approval of our NEO compensation, a majority of the shares entitled to vote on the proposal must be voted for the proposal.
This say-on-pay vote is advisory and, therefore, is not binding on the Company, the Compensation Committee, or our Board of Directors. Our Board of Directors values the opinions of our stockholders and, to the extent that there is any significant vote against the NEO compensation as disclosed in this proxy statement, we will consider our stockholders’ concerns and the Compensation Committee will evaluate whether actions are necessary to address these concerns.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS VOTE FOR THE APPROVAL OF THE COMPENSATION OF OUR NEOS.
☑

PROPOSAL 4 - AMENDMENT TO OUR 2022 EQUITY INCENTIVE PLAN
The Company's 2022 Equity Incentive Plan (the "2022 Plan") was originally approved and adopted in May 2022 at an extraordinary general meeting of stockholders.
On the recommendation of the Compensation Committee (the "Committee"), the Board of Directors recently approved an amendment to the 2022 Plan (the "Amendment"), subject to shareholder approval at the Annual Meeting. The amended 2022 Plan will herein be referred to as the "Amended Plan."
We are asking our stockholders to increase the number of shares of common stock reserved for issuance thereunder by 70.5 million shares. We are requesting the additional shares because there are insufficient shares in the 2022 Plan to meet our expected future award needs. In the opinion of the Board, an increase in the number of shares available for grants is necessary as a part of our continuing commitment to attract, retain and motivate employees and to align the interests of our employees, consultants and non-employee directors with those of our stockholders.
If the additional share reserve is approved by our stockholders, the shares will be available for grants made on or after May 13, 2026 (the "Effective Date"). The 70.5 million shares of common stock newly reserved for issuance under the Amended Plan, plus the shares remaining available for grant as of the Effective Date (and any shares that are added back to the share reserve in the event of expiration, forfeiture or cancellation in accordance with plan terms), are expected to provide us with sufficient shares to cover the awards to be granted over the next five years. However, the actual duration of the share reserve will depend on currently unknown factors such as changes in participation, future grant practices, competitive market practices, acquisitions and divestitures, forfeiture rates, and the company’s future stock price. In determining the share reserve, the Board took into account, among other things, our stock price and volatility, share usage, burn rate and dilution, and the existing terms of our outstanding awards.
We are also seeking approval of the Amended Plan in order to: (i) comply with New York Stock Exchange (NYSE) rules requiring stockholder approval of equity compensation plans; and (ii) allow the Committee to grant incentive stock options to participants under the Amended Plan.

Plan Description
The following is a summary of the material provisions of the Amended Plan. The summary is qualified in its entirety by the specific language of the Amended Plan.

Purpose
The purpose of the Amended Plan is to assist the Company and its subsidiaries in attracting and retaining valued employees, consultants and non-employee directors by offering them a greater stake in our success and a closer identity with the Company, and to encourage ownership of its shares by such employees, consultants and non-employee directors.

Eligibility
Any employee or consultant of the Company and its subsidiaries or non-employee director of the Company is eligible to receive awards under the Amended Plan. As of January 31, 2026, 1,088 employees (including 1,079 employees and 9 executive officers) and 9 non-employee directors were eligible under the current criteria to receive awards under the 2022 Plan and the effectiveness of the Amended Plan will not impact these figures.

Administration
The Amended Plan is administered by the Company's compensation committee, which under the terms of the Amended Plan is required to have at least two members, each of whom is a “non-employee director” as defined in Rule 16b-3 under the Exchange Act and the regulations issued thereunder and an “independent director” under the rules of any applicable stock exchange. The compensation committee generally has full and final authority to administer the Amended Plan, including the discretion to:

•select participants and determine all terms of their awards, provided that awards to non-employee members of the Board will be subject to approval and administration by the full Board;
•correct any defect or supply any omission or reconcile any inconsistency in the Amended Plan and award agreements, and to adopt, amend and rescind such rules, regulations, guidelines, forms of agreements and instruments as, in its opinion, may be necessary or advisable;
•construe and interpret the Amended Plan and award agreements; and
•make all other determinations as it may deem necessary or advisable for the administration of the Amended Plan and award agreements.

The Committee may delegate some or all of its authority to any of the Company’s executive officers or any other person or persons designated by the compensation committee. However, the compensation committee may not delegate its authority to grant awards to the following persons: (i) employees subject to the requirements of Rule 16b-3 of the Exchange Act; (ii) officers or other employees who have been delegated authority under the Amended Plan; or (iii) members of the Board.
The Committee may adopt special rules or provisions for awards granted to employees, consultants and non-employee directors who are foreign nationals or are employed or providing services outside the United States, provided that such rules may not include any provisions that are prohibited by the terms of the Amended Plan, as then in effect, unless the Amended Plan could have been amended to eliminate such prohibition without further approval by the Company’s stockholders.

Types of Awards
Options, stock appreciate rights, restricted stock, performance-based restricted stock, restricted stock units, performance-based restricted stock units, and other stock unit awards may be granted under the Amended Plan.
The right of a participant to exercise or receive a grant or settlement of any award, and the timing thereof, may be subject to such performance goals as may be determined by the Committee. Each award, and the terms and conditions applicable thereto, will be evidenced by an award agreement. Awards generally are not transferrable, with limited exceptions for certain awards in connection with estate planning transfers. The impact of a termination of employment or service on an award generally will be set forth in the applicable award agreement (though the 2022 Plan contains certain default treatment if not addressed in the award agreement), subject to certain terminations in connection with a change in control (as described below).

•Options. Options give a participant the right to purchase a specified number of shares from the Company for a specified time period at a fixed exercise price. Options granted under the Amended Plan may be either incentive stock options (“ISOs”) or nonqualified stock options; provided that, no ISOs will be granted until Company and its subsidiaries are eligible to grant ISOs. The price at which shares may be purchased upon exercise will be determined by the compensation committee, but will not be less than the fair market value of one share on the date of grant, or, in the case of an ISO granted to certain large stockholders, less than 110% of the fair market value of a share on the date of grant. The compensation committee may grant options that have a term of up to 10 years, or, in the case of an ISO granted to certain large stockholders, five years. The award agreement will specify the exercise price, term, vesting requirements, including any performance goals, and any other terms and conditions applicable to the granted option, including the methods of payment of the exercise price.

•SARs. A grant of a stock appreciation right (“SAR”) entitles a participant to receive, upon exercise of the SAR, the excess of (i) the fair market value of one share on the date of exercise, over (ii) the grant price of the SAR as determined by the compensation committee, but which may never be less than the fair market value of one share on the grant date. The compensation committee will determine and specify in each award agreement the number of SARs granted, the grant price of the SAR (which will not be less than 100% of the fair market value of a share on the date of grant), the time or times at which a SAR may be exercised in whole or in part, the method by which shares will be delivered or deemed to be delivered to a participant, the term of the SAR (which will not be greater than 10 years) and any other terms and conditions of the SAR. Unless otherwise provided in an award agreement, all SARs will be settled in shares.

•Restricted Stock and Performance Stock. An award of restricted stock is a grant of a specified number of shares, which shares are subject to forfeiture upon the happening of certain events during a specified restriction period. Each award of restricted stock will specify the duration of the restriction period, the conditions under which the shares may be forfeited, and the amount, if any, the participant must pay to receive the shares. During the restriction period, the participant will have all of the rights of a stockholder with respect to the restricted stock, including to vote the shares of restricted stock and to receive dividends. However, dividends may, at the discretion of the compensation committee, be paid currently or subject to the same restrictions as the underlying stock (and the compensation committee may withhold cash dividends paid on restricted stock until the applicable restrictions have lapsed), provided that dividends paid on unvested restricted stock that is subject to performance goals will not be paid or released until the applicable performance goals have been achieved. Performance stock is restricted stock that becomes earned and/or vested based on the achievement of one or more performance goals.

•RSUs and PSUs. A restricted stock unit (“RSU”) award is a grant of the right to receive a payment in shares equal to the fair market value of a share on the settlement date of the award, with fractional shares settled in cash. RSUs are solely a device for determining amounts to be paid to a participant, do not constitute shares and will not be treated as a trust fund of any kind. During the restriction period, the participant will have no rights as a stockholder with respect to any such shares underlying the RSU award. Notwithstanding the previous sentence, the compensation committee may provide in an award agreement that amounts equal to dividends declared during the restriction period on the shares covered by the award will be credited to the participant’s account and settled in shares at the same time as the RSUs to which such dividend equivalents relate. Provided that the restrictions, including any applicable performance goals, on such award have lapsed, the participant will receive shares covered by the award (or if such award is cash settled, cash) at the end of the restriction period (generally within 60 days thereafter). Performance stock units (“PSUs”) are RSUs that become earned and/or vested based on the achievement of one or more performance goals.

•Other Stock-Based Awards. The compensation committee may grant, subject to applicable law, any other type of award under the Amended Plan that is payable in, or valued in whole or in part by reference to, shares, and that is deemed by the compensation committee to be consistent with the purposes of the Amended Plan, including, without limitation, fully vested shares and dividend equivalents.
For purposes of the Amended Plan, “fair market value” shall be determined as of (i) the date of exercise, settlement or vesting (as applicable) of the relevant award, or for certain purposes, (ii) the trading date immediately prior to the date of exercise, settlement or vesting (as applicable) of the relevant award, or (iii) such other date as the Committee in its discretion may in good faith determine in accordance with applicable law (the "Fair Market Value").
For the purposes of taxes under the Amended Plan, each participant must make appropriate arrangement acceptable to the Company in its discretion for the payment of any taxes relating to an award granted hereunder. The Company or any subsidiary is authorized to withhold from any payment relating to an award under the plan, including without limitation from a distribution of shares or cash, amounts of withholding and other taxes due in connection with any transaction involving an award, and to take such other action as the Committee may deem advisable, including using any other method of obtaining the necessary payment or proceeds, as permitted by law, to enable the Company and participants to satisfy obligations for the payment of withholding taxes and other tax obligations relating to any award (including without limitation withholding from any payroll or other payment due to a participant). This authority shall include the ability to withhold or receive shares or other property and to make cash payments in respect thereof in satisfaction of a participant’s tax obligations. The Committee may (in its sole discretion) determine to reduce the number of shares that would otherwise be deliverable upon the exercise, settlement or vesting (as applicable) of an award by the number of whole shares having a Fair Market Value equal to the withholding taxes then due (with cash to be paid by the participant for any shortfall). Withholding of taxes in the form of shares with respect to an award shall not occur at a rate that equals or exceeds the rate that would result in liability accounting treatment.

Shares Available Under Amended Plan
Upon approval of the Amended Plan, we will have 72,765,246 shares available for future issuance under the plan, comprised of (i) 70.5 million shares which will become authorized for issuance upon such approval and (ii) the remaining shares available for issuance under the 2022 Plan, which as of March 17, 2026 is 2,265,246 shares (assuming all outstanding PSUs achieve target performance). No more than the number of shares in the Share Reserve may be issued under the Amended Plan pursuant to the exercise of incentive stock options. Shares issued by us in connection with the assumption or substitution of outstanding grants or under certain stockholder approved plans from an acquired company will not reduce the number of shares available for awards under the Amended Plan. Shares underlying the portion of an award that is forfeited or otherwise terminated for any reason whatsoever, in any case, without the issuance of shares, will be added back to the number of shares available for grant under the Amended Plan. No non-employee director may be paid, issued, or granted in any one calendar year, equity awards (including any awards issued under the Amended Plan) with an aggregate value (the value of which will be based on their grant date fair value determined in accordance with GAAP) and any other compensation (including without limitation any cash retainers or fees) but excluding expense reimbursements, that in the aggregate, exceed $750,000. Shares issued under the Amended Plan may, at the election of the Board, be (i) authorized but previously unissued shares or (ii) shares previously issued and outstanding and reacquired by the Company.

Change in Control and Other Corporate Transactions
Unless otherwise provided in an award agreement, a change in control will not, in and of itself, accelerate the vesting, settlement, or exercisability of outstanding awards. Awards in a change in control may, without the consent of any participant, be assumed by the successor corporation or company (or one of its affiliates) or may be cancelled in exchange for a substitute award issued by the successor corporation or company (or one of its affiliates) determined by the compensation committee to preserve the rights of the participant in the cancelled award. Notwithstanding the foregoing and unless otherwise provided in an award agreement or an effective employment, consulting or similar agreement with us or a subsidiary, if (i) the successor corporation (or its direct or indirect parent) does not agree to assume an outstanding award or does not agree to substitute or replace such award with an award involving the ordinary equity securities of such successor corporation (or its direct or indirect parent) on terms and conditions necessary to preserve the rights of the applicable participant with respect to such award, (ii) Company’s or Company’s successor’s (or its direct or indirect parent’s) securities will not be publicly traded immediately following such change in control or (iii) the change in control is not approved by a majority of certain members of the Board immediately prior to such change in control, then the compensation committee, in its sole discretion, may take certain actions with respect to outstanding awards, such as accelerating vesting, settling awards, cashing out awards and taking such other actions as the compensation committee deems appropriate. If the compensation committee exercises its discretion to vest or settle outstanding awards, all applicable performance goals will be deemed satisfied based on actual performance as of the date of the change in control or, if determined by the compensation committee, prior to such change in control, at target level performance.
Unless provided otherwise in an award agreement, or as otherwise may be determined by the compensation committee prior to a change in control, in the event that awards are assumed in connection with a change in control or substituted with new awards, and a participant’s employment or other service with Company and its subsidiaries is terminated without cause, by the participant for good reason or as the result of the participant’s death or disability, in any case, within 18 months following certain changes in control: (i) the unvested portion of such participant’s awards will vest in full (with any applicable performance goals being deemed to have been achieved at target or, if greater, actual levels of performance); (ii) awards of options and SARs will remain exercisable by the participant or the participant’s beneficiary or legal representative, as the case may be, for a period of one year (but not beyond the stated term of the option or SAR); (iii) all RSUs and PSUs generally will be settled within 30 days after such termination; and (iv) all other stock-based awards generally will be settled within 30 days after such termination.
In the event of certain corporate events, such as a recapitalization, share split or extraordinary cash distributions, in any case, that occurs on or after the date the 2022 Plan is approved by the Board, the compensation committee will make equitable adjustments in: (i) the number and/or kind of shares which may thereafter be issued in connection with awards; (ii) the number and kind of shares issuable in respect of outstanding awards; (ii) the aggregate number and kind of shares available under the 2022 Plan and certain specific share limitations; and (iii) the exercise or grant price relating to any award, or, if deemed appropriate, the compensation committee may also make provision for a cash payment with respect to any outstanding award.
In addition, the compensation committee is authorized to make adjustments in the terms and conditions of, and the criteria included in, awards, including any performance goals, in recognition of unusual or nonrecurring events affecting Company or its subsidiaries or in response to changes in applicable laws, regulations or accounting principles.

Clawback and Recoupment
Any award granted under the Amended Plan (and all shares acquired thereunder) will be subject to mandatory repayment and clawback pursuant to the terms of the Company's corporate governance guidelines, as in effect from time to time, and as may otherwise be required by any federal or state laws or listing requirements of any applicable securities exchange. Additional recoupment and clawback policies may be provided in an award agreement, and may be enacted after the grant date of the applicable award.

Share Ownership
All awards granted under the Amended Plan (and all shares acquired thereunder) will be subject to the holding periods set forth in Company’s stock ownership guidelines, as in effect from time to time.

Amendment and Termination
The Board has the power to amend, alter, suspend, discontinue or terminate the Amended Plan, provided that, except for adjustments upon certain changes to the corporate structure of the Company affecting the shares (as described above), the Board must obtain stockholder approval for actions which would (i) increase the number of shares subject to the 2022 Plan; or (ii) require stockholder approval under any applicable federal, state or foreign law or regulation or the rules of any stock exchange or automated quotation system on which the shares may then be listed or quoted.
Without the consent of an affected participant, no amendment, alteration, suspension, discontinuation, or termination of the Amended Plan may materially and adversely affect the rights of the participant under any outstanding award unless such amendment, alteration, suspension, discontinuation or termination is required by law or the rules of any applicable securities exchange. No award of options or SARs may be repriced, replaced or regranted through cancellation, nor may any underwater option or underwater SAR be repurchased for cash, without the approval of the Company’s stockholders.

The Committee may waive any conditions or rights under, or amend, alter, suspend, discontinue or terminate any award and any award agreement relating thereto without the consent of any affected participant, provided, that no such amendment, alteration, suspension, discontinuation or termination that adversely affects the rights of a participant will be effective without such participant’s consent unless such amendment, alteration, suspension, discontinuation or termination is required by law or the rules of any applicable securities exchange.
Unless earlier terminated, the Amended Plan shall terminate with respect to the grant of new awards on the earlier of the 10-year anniversary of the date the 2022 Plan was approved by the stockholders of the Company or the 10-year anniversary of the date the 2022 Plan was approved by the Board, and no awards under the 2022 Plan shall thereafter be granted; provided that no such termination shall impact awards that were granted prior to such termination.

Material U.S. Federal Income Tax Consequences

The following is a general summary under current law of the principal United States federal income tax consequences related to awards under the Amended Plan. This summary deals with the general federal income tax principles that apply and is provided only for general information. Some kinds of taxes, such as state, local and foreign income taxes and federal employment taxes, are not discussed. This summary is not intended as tax advice to participants, who should consult their own tax advisors.

Options
In general, no taxable income is realized by a participant upon the grant of an incentive stock option (“ISO”). If shares of common stock are issued to a participant (“option shares”) pursuant to the exercise of an ISO granted under the Amended Plan and the participant does not dispose of the option shares within the two-year period after the date of grant or within one year after the participant’s receipt of the option shares (a “disqualifying disposition”), then, generally (1) the participant will not realize ordinary income upon exercise, and (2) upon sale of the option shares, any amount realized in excess of the exercise price paid for the option shares will be taxed to the participant as capital gain (or loss). The amount by which the fair market value of the common stock on the exercise date of an ISO exceeds the purchase price generally will constitute an item which increases the participant’s “alternative minimum taxable income.” If option shares acquired upon the exercise of an ISO are disposed of in a disqualifying disposition, the participant generally would include in ordinary income in the year of disposition an amount equal to the excess of the fair market value of the option shares at the time of exercise (or, if less, the amount realized on the disposition of the option shares), over the exercise price paid for the option shares.
Subject to certain exceptions, an option generally will not be treated as an ISO if it is exercised more than three months following termination of employment. If an ISO is exercised at a time when it no longer qualifies as an ISO, the option will be treated as a nonqualified stock option as discussed below.
With respect to nonqualified stock options, the participant will recognize no income upon grant of the option, and, upon exercise, will recognize ordinary income to the extent of the excess of the fair market value of the shares on the date of option exercise over the amount paid by the participant for the shares. Upon a subsequent disposition of the shares received under the option, the participant generally will recognize capital gain or loss to the extent of the difference between the fair market value of the shares at the time of exercise and the amount realized on the disposition.
In general, the Company will receive an income tax deduction at the same time and in the same amount that is taxable to the employee as compensation, as long as the amount constitutes reasonable compensation.
SARs
The recipient of a grant of SARs will not realize taxable income, and the Company will not be entitled to a deduction with respect to the grant on the date of the grant. Upon the exercise of SARs, the recipient will realize ordinary income equal to the amount of cash (including the amount of any taxes withheld) and the fair market value of any shares received at the time of exercise. In general, the Company will be entitled to a corresponding deduction, equal to the amount of income realized, as long as the amount constitutes reasonable compensation.
Restricted Stock
A participant who receives a grant of restricted stock will not recognize any taxable income at the time of the award, provided the shares are subject to restrictions (that is, they are nontransferable and subject to a substantial risk of forfeiture). A participant’s rights in restricted stock awarded under the Amended Plan are subject to a substantial risk of forfeiture if the rights to full enjoyment of the shares are conditioned, directly or indirectly, upon the future performance of substantial services by the participant. However, the participant may elect under Section 83(b) of the Internal Revenue Code to recognize compensation income in the year of the award in an amount equal to the fair market value of the shares on the date of the award, determined without regard to the restrictions. If the participant does not make a Section 83(b) election within 30 days of receipt of the restricted shares, the fair market value of the shares on the date the restrictions lapse, less any amount paid by the participant for the shares, will be treated as compensation income to the participant and will be taxable in the year the restrictions lapse. The Company generally will be entitled to a compensation deduction for the amount of compensation income the participant recognizes as long as the amount constitutes reasonable compensation.

Restricted Stock Units, Performance Units, and Performance Shares
The recipient of a grant of restricted stock units, performance units, and performance shares will not realize taxable income, and the Company will not be entitled to a deduction, with respect to a grant on the date of the grant. Upon the payout of the award, the recipient will realize ordinary income, and the Company generally will be entitled to a corresponding deduction, equal to the amount of cash or stock received, as long as the amount constitutes reasonable compensation.

Other Share-Based Awards
The recipient of a grant of a share-based award will not realize taxable income, and the Company will not be entitled to a deduction, with respect to a grant on the date of the grant. The recipient will realize ordinary income for the amount of stock received less any amount paid for the stock, and the Company generally will be entitled to a corresponding deduction, at such time as the shares become transferable or are not subject to a substantial risk of forfeiture, whichever occurs earlier, as long as the amount constitutes reasonable compensation.

Section 409A of the Internal Revenue Code of 1986
The Amended Plan and all awards are intended to comply with, or be exempt from, the Internal Revenue Code of 1986 (the "Code") Section 409A and all regulations, guidance, compliance programs and other interpretative authority thereunder, and shall be interpreted in a manner consistent therewith without increasing the cost to the Company. In the event that a participant is a “specified employee” within the meaning of Code Section 409A, and a payment or benefit provided for under the Amended Plan would be subject to additional tax under Code Section 409A if such payment or benefit is paid within six (6) months after such Participant’s “separation from service” (within the meaning of Code Section 409A), then such payment or benefit shall not be paid (or commence) during the six (6) month period immediately following such participant’s separation from service except as provided in the immediately following sentence. In such an event, any payments or benefits that would otherwise have been made or provided during such six (6) month period and which would have incurred such additional tax under Code Section 409A shall instead be paid to the participant in a lump-sum, without interest, on the earlier of (i) the first business day of the seventh month following the month in which such participant’s separation from service occurs or (ii) the tenth business day following such participant’s death (but not earlier than if such delay had not applied). A participant’s right to receive any installment payments under an award agreement, including without limitation as the result of any deferral of an award in accordance with Code Section 409A, shall be treated as a right to receive a series of separate payments and, accordingly, each such installment payment shall at all times be considered a separate and distinct payment as permitted under Code Section 409A. Notwithstanding anything contained in the Amended Plan or in an award agreement to the contrary, neither the Company, any member of the Committee nor any subsidiary shall have any liability or obligation to any participant or any other person for taxes, interest, penalties or fines (including without limitation any of the foregoing resulting from (i) the application of Code Section 4999 or (ii) the failure of any award granted hereunder to comply with, or be exempt from, Code Section 409A). For purposes of any award that constitutes “non-qualified deferred compensation” under Code Section 409A, the terms “termination of employment” or “termination of service” and similar phrases to each shall mean “separation from service” within the meaning of Code Section 409A.

2022 Plan Reserve Information

The following table presents information regarding outstanding equity awards and the shares available for future awards under the Company’s equity plans as of December 31, 2025.

	Number of RSUs/PSUs	Weighted average grant date fair value
Balance as of December 31, 2024	25,410,910	$6.17
Granted	7,280,910	$8.44
Forfeited	(1,007,201)	$6.30
Vested	(11,986,464)	$6.40
Balance as of December 31, 2025	19,698,155	$6.86

New Plan Benefits

The outstanding aggregate number of shares subject to stock options and other equity awards under the 2022 Plan since its inception through March 17, 2026, is set forth in the table below. The closing price of a share of the Company's common stock on March 17, 2026 was $5.75.

Name and Position	Number of Options Granted (#)	Average Per Share Exercise Price ($)	Number of Shares Subject to Other Stock Awards or Unit Awards (#)(1)	Market Value of Shares Subject to Stock or Unit Awards ($)(2)
Paul Abbot, Chief Executive Officer	–	–	–	–
Karen Williams, Chief Financial Officer	–	–	–	–
Andrew Crawley, President	–	–	–	–
Eric J. Bock, Chief Legal Officer, Global Head of Mergers & Acquisitions and Compliance and Corporate Strategy	–	–	–	–
John David Thompson, Chief Technology Officer	–	–	–	–
All current executive officers as a group	–	–	–	–
All current directors who are not executive officers as a group	–	–	344,347	$1,979,995
(1)Other stock awards were granted in the form of RSUs to the Company’s non-employee directors pursuant to the Director Compensation Policy. Please see the “Non-Employee Director Compensation” section of this Proxy Statement for additional details on the Director Compensation Policy.
(2)Amounts calculated based on $5.75, the closing price of the company’s common stock on March 17, 2026.

Equity Compensation Plan Information

The following table shows information regarding securities authorized for issuance under our equity compensation plans as of December 31, 2025, the end of our fiscal year 2025.

Plan category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (Column (a))	Weighted-average exercise price of outstanding options, warrants and rights (Column (b))	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in Column (a)) (Column (c))
Equity compensation plans approved by security holders	28,734,525	8.22	25,155,128

Equity compensation plans not approved by security holders	-	-	-
Total	28,734,525	8.22	25,155,128

Required Vote
Approval by the affirmative vote of a majority of votes cast by the holders of all of the shares of common stock that are entitled to vote on the matter is required to approve the Amendment.
Consequences of Failing to Approve the Proposal
If we do not obtain requisite shareholder approval of the Amended Plan, the 2022 Plan in effect immediately prior to the Board of Director’s approval (without giving effect to the proposed share increase or any of the other changes described below) will remain in effect.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS VOTE FOR THE APPROVAL OF THE AMENDMENT TO THE 2022 EQUITY INCENTIVE PLAN.
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CERTAIN RELATIONSHIPS AND RELATED PERSON TRANSACTIONS
We believe the terms obtained or consideration that we paid or received, as applicable, in connection with the transactions described below, were comparable to terms available or the amounts that we would pay or receive, as applicable, in arm’s-length transactions.
In addition to the director and executive officer compensation arrangements discussed above in the section entitled “Compensation Discussion & Analysis,” this section describes transactions, or series of related transactions, since January 1, 2025 to which we were a party or will be a party, in which:
•the amount involved exceeded or will exceed $120,000; and
•any of our directors, executive officers or beneficial owners of more than 5% of any class of our capital stock (each, a “5% Holder”), or any members of the immediate family of and any entity affiliated with any such person, had or will have a direct or indirect material interest.
Related Party Transactions
Registration Rights Agreement
At the closing of the Business Combination, we entered into an amended and restated registration rights agreement (the “Registration Rights Agreement”) with APSG Sponsor, L.P. (the "Sponsor"), members of the Board of Directors and management (the “Insiders”) and American Express Travel Holdings Netherlands Coöperatief U.A. (“Amex Coop”), Juweel Investors (SPC) Limited ("Juweel") and Expedia (Amex Coop, Juweel and Expedia, collectively, the "Legacy Stockholders"), pursuant to which, among other things, we agreed to register for resale, pursuant to Rule 415 under the Securities Act, certain shares of our Class A Common Stock and other equity securities that are held by the holders party to the Registration Rights Agreement from time to time. Pursuant to the Registration Rights Agreement, we filed a registration statement on Form S-1 registering the issuance and resale of certain shares of our Class A Common Stock and warrants.
The Sponsor and the Insiders may collectively demand not more than one underwritten shelf takedown per fiscal quarter and each Legacy Stockholders may demand not more than one underwritten shelf takedown per fiscal quarter, in each case, subject to certain customary limitations set forth in the Registration Rights Agreement, including the right of the underwriters to limit the number of securities to be included in an underwritten offering and our right to delay or withdraw a registration statement under certain circumstances. The holders party to the Registration Rights Agreement are also entitled to certain piggyback registration rights and indemnification rights.
Shareholders Agreement
Pursuant to the Shareholders Agreement (as defined above) the Company agreed with each of American Express, Expedia and QIA (on a several basis), to take all necessary action within its control to cause the Board of Directors to have 11 directors, consisting of the Chief Executive Officer, two American Express nominees, two QIA nominees, one Expedia nominee, one Sponsor nominee, and, for so long as the director designated by the Sponsor is serving on the Board of Directors, four independent nominees, nominated by the Board of Directors’ nominating and governance committee, and, following the conclusion of the Sponsor designee’s service on the Board of Directors, five such independent nominees. If Amex or QIA ceases to own at least 15% of our issued shares, it will thereafter have the right (on a several basis) to nominate only one director, and if any of American Express, QIA or Expedia ceases to own at least 5% of our issued shares, it will thereafter have no right to nominate a director, except that American Express will continue to have the right (on a several basis) to nominate a director for so long as we are a “controlled entity” under the Bank Holding Company Act of 1956 (the “BHC Act”).
The Shareholders Agreement also requires (subject to certain specified conditions and exceptions including those described below) the approval of American Express, Expedia and QIA for us or our subsidiaries to take certain actions, as set forth in the Shareholders Agreement which was filed as Exhibit 10.5 to the 2025 Annual Report.
In general, the foregoing approval right of American Express, Expedia and QIA will terminate if such shareholder ceases to own at least 10% of our issued common stock; however, an amendment to GBT JerseyCo’s organizational documents of the type described in the preceding sentence will require the approval of American Express, Expedia and QIA if such amendment is materially adverse, regardless of such shareholders percentage interest of common stock. The foregoing approval rights do not apply to actions that we or GBT JerseyCo undertake to effect an exchange pursuant to the Exchange Agreement, actions that they are otherwise authorized to undertake pursuant to the Exchange Agreement.
On January 11, 2024, GBTG also entered into a letter agreement with GBT JerseyCo, Juweel, American Express, Expedia, QIA and certain other equityholders of Juweel, upon Juweel's distribution of its equity interests in the Company (the "Specified Juweel Investors"), pursuant to which the Specified Juweel Investors agreed to be bound by restrictive covenants in the Shareholders Agreement as if they were a party thereto.
In addition, provided American Express continues to own 25% of our issued stock, American Express has approval rights with regard to a certain specified internal corporate transactions and other actions or inactions that would result in consolidation of us or GBT JerseyCo with American Express and/or its affiliates or result in we or GBT JerseyCo becoming a “variable interest entity” under Accounting Standard Codification 810 — Consolidation.
Each of American Express, Expedia and QIA will appoint us as its attorney-in-fact to, among other things, execute (x) written resolutions in their capacities as holders of GBT JerseyCo C Ordinary Shares, as applicable, and (y) instruments appointing us as their proxy to vote such shares, in each case on all such matters as to which a vote or written resolution of the holders of such shares is required by law, other than matters that relate specifically and solely to the rights, priorities and privileges of the GBT JerseyCo C Ordinary Shares, as applicable, or matters that have a disproportionate adverse effect on the GBT JerseyCo C Ordinary Shares, as applicable, as compared to any other class or series.
At the closing of the Business Combination, we became a holding company whose principal asset is the GBT JerseyCo A Ordinary Shares. As such, we have no independent means of generating revenue or operating cash flows. GBT JerseyCo is treated as a flow-through entity for United States federal income tax purposes and, as a result, we will incur income taxes on any net taxable income of GBT JerseyCo and will also incur taxes and other expenses incidental to our functions as a public company.
Pursuant to the Shareholders Agreement, GBT JerseyCo will make cash distributions to us in amounts intended to be sufficient to enable us to satisfy our liabilities for taxes, as reasonably determined by the board.
In addition to tax expenses, we incur other expenses incidental to GBT JerseyCo’s functions as a public company, which could be significant. The Shareholders Agreement requires GBT JerseyCo to pay or reimburse (or to cause one or more of its subsidiaries to pay or reimburse) such non-tax expenses (without making corresponding ratable distributions to GBT JerseyCo’s other shareholders). However, GBT JerseyCo’s ability to make such distributions and pay or reimburse such expenses may be subject to various limitations and restrictions, including but not limited to, restrictions in debt documents and the applicable provisions of Jersey law including, but not limited to, the obligation of the GBT JerseyCo Board of Directors to declare a 12-month forward-looking cash flow solvency statement in accordance with the Companies (Jersey) Law 1991, prior to the declaration of a distribution. Subsidiaries of GBT JerseyCo are also generally subject to similar or other types of legal limitations on their ability to make distributions that would have the effect of rendering them insolvent.
Under the Shareholders Agreement, for as long as American Express “controls” us under the BHC Act, we must provide prior notice to American Express before it and its subsidiaries may engage in certain new activities, investments and acquisitions, subject to exceptions for certain pre-approved new products and services, and American Express may veto such new activities, investments and acquisitions if, after cooperating with us for a period of time to reach a mutually agreeable solution, American Express reasonably concludes that such new activities, investments and acquisitions would have an adverse effect on American Express’s regulatory status under applicable banking laws.
The Shareholders Agreement permits American Express to take, or require us to take (in American Express’ sole discretion), certain actions to terminate its deemed “control” of us under the BHC Act upon the occurrence of any of the “Amex Exit Conditions” specified in the Shareholders Agreement.
If an Amex Exit Condition occurs, American Express may exercise any of the following remedies to terminate its deemed “control” of us for purposes of the BHC Act:
•Require us to issue to American Express in exchange for its shares of Class A Common Stock, an equal number of shares of GBTG Class A-1 Preferred Stock, par value $0.00001 per share (“Class A-1 Preferred Stock”) and GBTG Class B-1 Preferred Stock, par value $0.00001 per share (“Class B-1 Preferred Stock”), respectively, which are non-voting;
•Exercise demand registration rights under the Registration Rights Agreement without regard to certain restrictions and limitations on the exercise of demand registration rights thereunder; or have no obligation to renew such co-brands or support any future co-brands once the A&R Trademark License Agreement is terminated.
•Transfer some or all of its shares of GBTG or GBT JerseyCo without regard to most transfer restrictions and limitations that would otherwise apply in connection with a transfer of such shares.
If an Amex Exit Condition occurs and American Express is required to or chooses to terminate its deemed “control” of us under the BHC Act, American Express will have the sole right to determine what approach or option to take to achieve a decontrol position, subject to a requirement to use commercially reasonable efforts and consult with us in good faith to minimize costs and maximize tax efficiency for both American Express and us. In addition, if we make a “GBTG Election” (as defined in the Shareholders Agreement), American Express may, at its option, terminate the A&R Trademark License Agreement, subject to the two-year transition period set forth therein (including termination of the “Payment Provider Obligations” referred to in A&R Trademark License Agreement and the American Express exclusivity obligations to us and our affiliates, and our and our affiliates’ other exclusivity obligations to American Express under the operating agreements between GBT UK (and its affiliates, where applicable) and American Express; provided, however, that our co-brand obligations with respect to the existing co-brands will continue on their current terms until the existing termination dates of such agreements; provided, further, that we and our affiliates will have no obligation to renew such co-brands or support any future co-brands once the A&R Trademark License Agreement is terminated).
Sponsor Side Letter Amendment
In connection with the Business Combination, on May 27, 2022, APSG, GBT JerseyCo, the Sponsor and certain of its insiders entered into an amendment to the Sponsor Side Letter dated as of December 2, 2021 (the “Sponsor Side Letter Amendment”), to subject an additional approximately 10% of the Sponsor’s Class A Common Stock that would have immediately vested at the closing of the Business Combination to a vesting condition that the VWAP of the Class A Common Stock exceeds $12.50 for any 20 trading days in a period of 30 consecutive trading days within five years of the Business Combination.
After giving effect to the Sponsor Side Letter Amendment, 12,268,186 of the Class A Common Stock issued to the Sponsor at the closing of the Business Combination (such shares, which for the avoidance of doubt do not include any Sponsor Shares (as defined in the Sponsor Side Letter) immediately vested without restrictions and 8,077,064 of the Sponsor Shares were deemed unvested subject to certain triggering events to occur within five years following the Business Combination (the “Sponsor Side Letter Vesting Period”). If, within the Sponsor Side Letter Vesting Period, the VWAP of Class A common stock is greater than or equal to $12.50 for any 20 trading days within a period of 30 consecutive trading days, 4,720,098 of the unvested Sponsor Shares will vest. If, within the Sponsor Side Letter Vesting Period, the VWAP of Class A Common Stock is greater than or equal to $15.00 for any 20 trading days within a period of 30 consecutive trading days the remaining 3,356,966 of the unvested Sponsor Shares will vest. To the extent that either of the aforementioned triggering events do not occur within the Sponsor Side Letter Vesting Period, such Sponsor Shares will be forfeited and terminated by us. For the avoidance of doubt, any Class A Common Stock purchased by the Sponsor in connection with the Sponsor Shares will not be subject to the vesting or transfer restrictions described above.
The registered holder(s) of the unvested Sponsor Shares continue to be entitled to all of the rights of ownership thereof, including the right to vote and receive dividends and other distributions in respect thereof. The number of shares and the price targets listed above will be equitably adjusted for stock splits, reverse stock splits, dividends (cash or stock), reorganizations, recapitalizations, reclassifications, combinations or other like changes or transactions with respect to the Class A common stock occurring after the Business Combination.
Arrangements with Shareholders
Arrangements Relating to the Acquisition of HRG
In February 2018, in connection with the announcement of our planned acquisition of Hogg Robinson Group Limited (“HRG”), a global B2B services company specializing in travel management, GBT III entered into certain arrangements with GBT III’s shareholders relating to the consummation of such acquisition. Pursuant to these arrangements, GBT III agreed, among other things: to (i) refrain from taking any actions with respect to the defined benefit scheme for certain associates and retirees of GBT III and its affiliates in the United Kingdom (the “HRG Pension Scheme”) without the approval of the GBT III Board of Directors and after consultation with GBT III’s shareholders; and (ii) indemnify GBT III’s shareholders from any losses incurred by GBT III’s shareholders in relation to the HRG Pension Scheme or the disposal by HRG of Fraedom Holdings Limited and Fraedom LLC to Visa International Holdings Limited. Except for certain matters, including with respect to information, indemnification and certain other rights and obligations in connection with the HRG Pension Scheme, these arrangements were terminated upon the consummation of the Business Combination.
Arrangements Relating to the Acquisition of Egencia
In 2021, GBT UK, and EAN.com LP, an affiliate of Expedia, entered into a ten-year term marketing partner agreement to provide GBT UK’s corporate clients with access to Expedia group hotel content. As a result of the above agreement, the Company recognized revenue of $196 million for the year ended December 31, 2025. As of December 31, 2025, the Company had a $48 million receivable from the affiliate of Expedia.

Additionally, GBT UK and Expedia, Inc., an affiliate of Expedia, entered into the following agreements:
•an operating agreement in 2024 (as amended from time to time), whereby the affiliate of Expedia provided certain operational services in support of the Egencia business through July 31, 2025; and
•a services agreement in 2023, whereby the affiliate of Expedia would provide artificial intelligence-based, fraud prevention services involving the ancillary license of software to GBT UK and its affiliates in support of the Egencia business for up to three years.
For the year ended December 31, 2025, the total cost charged to the Company for such transactions was approximately $2 million. .
During the year ended December 31, 2025, the Company paid $3 million as the full and final amount towards $7 million that remained payable, as of December 31, 2024, to Expedia in connection with a loss contingency related to the Company's acquisition of Expedia and released the $4 million liability balance.

Commercial Arrangements with American Express
In May 2022, certain wholly-owned subsidiaries of the Company executed long-term commercial agreements with affiliates of American Express, including an amended and restated trademark license agreement (the “A&R Trademark License Agreement”), pursuant to which GBT UK was granted an exclusive, non-assignable, worldwide, royalty-free license to use, and the right to sublicense to all wholly-owned operating subsidiaries of GBTG and other permitted sublicensees the right to use, the American Express trademarks used in the American Express Global Business Travel brand and the American Express GBT Meetings & Events brand for business travel, meetings and events, business consulting and other services related to business travel. The term of the A&R Trademark License Agreement is for 11 years from May 27, 2022, unless earlier terminated or extended.
The parties amended the terms of certain of these commercial arrangements (such agreements, as amended and collectively with the A&R Trademark License Agreement, the “Amended Amex Commercial Agreements”), which provide, among other things, the following:
•Subject to certain exceptions, the Company is required to: (i) offer, promote and market only American Express payment products to any current or potential client of the Company; (ii) use commercially reasonable efforts to make available American Express products and services the default and/or first payment option when a Company client or its personnel use or otherwise select a payment method on the Company’s platform; (iii) for each applicable country or jurisdiction in which American Express offers payment products, exclusively make American Express payments products available, to our employees; (iv) not directly or indirectly offer, promote, market or provide any scorecard or travel-related benefit to or through certain American Express competitors, third party travel agency or other third party, in each case as a card member benefit; and/or (v) not permit any consumer travel agency (other than American Express’ Travel and Lifestyle Services division) to use GBT UK’s travel volume as a means of obtaining any scorecard or travel-related benefit for purposes of providing such travel-related benefit, in each case as a card member benefit (such obligations in (i) through (v), collectively, the “Payment Provider Obligations”). However, GBT UK may accept payments from other providers and may develop technical integration of products that support payments made via other payment providers.
•American Express is required to exclusively use GBT UK and its affiliates as its business travel and meetings and events provider, subject to limited exceptions, for so long as the Payment Provider Obligations remain in place.
•American Express is required to exclusively submit eligible business travel and meetings and events leads to GBT UK, but will not be foreclosed from receiving leads from any third party, and GBT UK is required to exclusively submit eligible payment products leads to American Express.
•American Express is restricted from entering into any exclusive agreements or otherwise exclusively partnering with specified categories of GBT UK’s competitors for the development and delivery of Business Travel Services.
•GBT UK will continue to support certain American Express partnerships existing prior to the Business Combination, renewals of those relationships, and certain new partnerships, each on mutually acceptable terms.
•GBT UK and American Express will collaborate on mutually beneficial growth opportunities on mutually beneficial terms, including the expansion of their global lead generation partnership and joint client value proposition and retention.
•GBT UK will continue to accept the American Express card as an American Express card merchant as long as the license of the American Express trademarks used in our business is in effect.

In respect of such commercial agreements with affiliates of American Express, included in the operating costs of the Company are costs of approximately $43 million for the year ended December 31, 2025. Revenues also include revenue from affiliates of American Express of approximately $10 million for the year ended December 31, 2025. Amounts payable to and amounts receivable from the affiliates of American Express under these agreements, as of December 31, 2025, were $25 million and $3 million, respectively.

Commercial Arrangements with Qatar Investment Authority

In the ordinary course of business, we provide business travel services to the Qatar Investment Authority. Qatar Investment Authority beneficially owns more than 5% of our common stock, and Faisal Bin Saoud Al-Thani and Ugo Arzani, our directors, are employed by Qatar Investment Authority. For the year ended December 31, 2025, the total revenue we received from Qatar Investment Authority was approximately $300,000.
Policies and Procedures for Related Person Transactions
The Board of Directors has adopted a written policy statement regarding transactions with related persons, which we refer to as our “related person transactions policy.” Our related person transactions policy requires that a “related person” (as defined in paragraph (a) of Item 404 of Regulation S-K) must promptly disclose to our Chief Legal Officer any “related person transaction” (defined as any transaction that is anticipated to be reportable by us under Item 404(a) of Regulation S-K in which we were or are to be a participant and the amount involved exceeds $120,000 and in which any related person had or will have a direct or indirect material interest) and all material facts with respect thereto. The Chief Legal Officer will then promptly communicate that information to the Board of Directors. No related person transaction will be executed without the approval or ratification of the Board of Directors or a duly authorized committee of the Board of Directors. It is our policy that directors interested in a related person transaction will recuse themselves from any vote on a related person transaction in which they have an interest.
HOUSEHOLDING
Some banks, brokers and other nominee record holders may be participating in the practice of “householding” proxy statements and annual reports. This means that only one copy of our documents, including the proxy statement, may have been sent to multiple stockholders in your household. We will promptly deliver a separate copy to you upon written or oral request to Global Business Travel Group, Inc., 666 3rd Avenue, 4th Floor, New York, New York 10017, Attention: Corporate Secretary, telephone: (646) 344-1290. If you want to receive separate copies of the proxy statement or annual report to stockholders in the future, or if you are receiving multiple copies and would like to receive only one copy per household, you should contact your bank, broker or other nominee record holder, or you may contact us at the above address and phone number.
STOCKHOLDER PROPOSALS FOR 2027 ANNUAL MEETING

Submission of Stockholder Proposals for Inclusion in Next Year’s Annual Meeting Proxy Statement
Any proposal or proposals by a stockholder intended to be included in the proxy statement and form of proxy relating to the annual meeting of stockholders to be held in 2027 must comply with the procedures set forth in Rule 14a-8 under the Exchange Act. To be eligible for inclusion, your proposal(s) must be received by the Company no later than December 3, 2026. Proposals should be sent to the Corporate Secretary of the Company at its principal executive offices, 666 3rd Avenue, 4th Floor, New York, NY 10017. Nothing in this paragraph shall be deemed to require the Company to include in its proxy statement and proxy relating to the annual meeting of stockholders to be held in 2027 any stockholder proposal which may be omitted from the proxy materials according to applicable regulations of the SEC in effect at the time the proposal is received.
Other Stockholder Proposals or Nominations for Presentation at Next Year’s Annual Meeting
A stockholder who wishes to submit a proposal outside the processes of Rule 14a-8 under the Exchange Act or nominate a candidate to serve as a director for consideration at the annual meeting of stockholders to be held in 2027 must timely deliver a written notice in accordance with the requirements, including eligibility and information required in such notice, set forth in Sections 2.12(a)(i) and 2.12(a)(ii) of the Company’s Bylaws. To be timely, such written notice must be received by the Corporate Secretary of the Company at its principal executive offices, 666 3rd Avenue, 4th Floor, New York, NY 10017, not earlier than the close of business on January 13, 2027 nor later than the close of business on February 12, 2027. In the event that the annual meeting of stockholders to be held in 2027 is scheduled for more than 30 days before, or more than 70 days following, May 13, 2027 (the anniversary of the Annual Meeting), the written notice by the stockholder must be delivered not later than the close of business on the 10th day following the day on which public announcement of the date of the annual meeting for 2027 is first made.

In addition to satisfying the foregoing requirements, to comply with the SEC’s universal proxy rules, stockholders who intend to solicit proxies in support of director nominees other than our nominees must provide timely notice that sets forth the information required by Rule 14a-19 under the Exchange Act no later than March 14, 2027.
EXPENSES AND SOLICITATION
We will bear all costs of solicitation of proxies. Our officers and employees may, without compensation other than their regular compensation, solicit proxies through further mailings, personal conversations, facsimile transmissions, e-mails, or otherwise. We will also reimburse brokerage firms, banks and other agents for the cost of forwarding proxy materials to beneficial owners.

OTHER MATTERS
The Company knows of no other matters to be submitted to the stockholders at the Annual Meeting, other than the proposals referred to in this proxy statement. If any other matters properly come before the stockholders at the Annual Meeting, it is the intention of the proxy holders to vote the shares represented thereby on such matters in accordance with their best judgment.
By Order of the Board of Directors,

/s/ Michael Gregory O’Hara

Michael Gregory O’Hara
Chairman of the Board
April 2, 2026
New York, New York

ANNEX A — Reconciliation of Non-GAAP Financial Measures
This proxy statement refers to certain financial measures that are not recognized under accounting principles generally accepted in the United States of America (“GAAP”), including Adjusted Gross Profit, Adjusted Gross Profit Margin, Adjusted EBITDA, Adjusted EBITDA margin, Adjusted Operating Expenses, Free Cash Flow and Net Debt.
Non-GAAP Financial Measures
We report our financial results in accordance with GAAP. Our non-GAAP financial measures are provided in addition to, and should not be considered as an alternative to, other performance or liquidity measures derived in accordance with GAAP. Non-GAAP financial measures have limitations as analytical tools, and you should not consider them either in isolation or as a substitute for analyzing our results as reported under GAAP. In addition, because not all companies use identical calculations, the presentations of our non-GAAP financial measures may not be comparable to other similarly titled measures of other companies and can differ significantly from company to company.
Management believes that these non-GAAP financial measures provide users of our financial information with useful supplemental information that enables a better comparison of our performance or liquidity across periods. In addition, we use certain of these non-GAAP financial measures as performance measures as they are important metrics used by management to evaluate and understand the underlying operations and business trends, forecast future results and determine future capital investment allocations. We also use certain of our non-GAAP financial measures as indicators of our ability to generate cash to meet our liquidity needs and to assist our management in evaluating our financial flexibility, capital structure and leverage. These non-GAAP financial measures supplement comparable GAAP measures in the evaluation of the effectiveness of our business strategies, to make budgeting decisions, and/or to compare our performance and liquidity against that of other peer companies using similar measures.
We define Adjusted Gross Profit as revenue less cost of revenue (excluding depreciation and amortization).
We define Adjusted Gross Profit Margin as Adjusted Gross Profit divided by revenue.
We define Adjusted EBITDA as net income (loss) before interest income, interest expense, gain (loss) on early extinguishment of debt, benefit from (provision for) income taxes and depreciation and amortization and as further adjusted to exclude costs that management believes are non-core to the underlying business of the Company, consisting of restructuring, exit and related charges, integration costs, costs related to mergers and acquisitions, non-cash equity-based compensation and related employer taxes, long-term incentive plan costs, certain corporate costs, fair value movements on earnout derivative liabilities, gain (loss) on remeasurement of previously held equity investment, foreign currency gains (losses) and non-service components of net periodic pension benefit (cost).
We define Adjusted EBITDA Margin as Adjusted EBITDA divided by revenue.
We define Adjusted Operating Expenses as total operating expenses excluding depreciation and amortization and costs that management believes are non-core to the underlying business of the Company, consisting of restructuring, exit and related charges, integration costs, costs related to mergers and acquisitions, non-cash equity-based compensation and related employer taxes, long-term incentive plan costs and certain corporate costs.
We define Free Cash Flow as net cash from (used in) operating activities, less cash used for additions to property and equipment.
We believe Free Cash Flow is an important measure of our liquidity. This measure is a useful indicator of our ability to generate cash to meet our liquidity demands. We use this measure to conduct and evaluate our operating liquidity. We believe it typically presents an alternate measure of cash flows since purchases of property and equipment are a necessary component of our ongoing operations and it provides useful information regarding how cash provided by operating activities compares to the property and equipment investments required to maintain and grow our platform. We believe Free Cash Flow provides investors with an understanding of how assets are performing and measures management’s effectiveness in managing cash.
Free Cash Flow is a non-GAAP measure and may not be comparable to similarly named measures used by other companies. This measure has limitations in that it does not represent the total increase or decrease in the cash balance for the period, nor does it represent cash flow for discretionary expenditures. This measure should not be considered as a measure of liquidity or cash flows from operations as determined under GAAP. This measure is not a measurement of our financial performance under GAAP and should not be considered in isolation or as an alternative to net income (loss) or any other performance measures derived in accordance with GAAP or as an alternative to cash flows from operating activities as a measure of liquidity.

We define Net Debt as total debt outstanding consisting of current and non-current portion of long-term debt, net of unamortized debt discount and unamortized debt issuance costs, minus cash and cash equivalents. Net Debt is a non-GAAP measure and may not be comparable to similarly named measures used by other companies. This measure is not a measurement of our indebtedness as determined under GAAP and should not be considered in isolation or as an alternative to assess our total debt or any other measures derived in accordance with GAAP or as an alternative to total debt. Management uses Net Debt to review our overall liquidity, financial flexibility, capital structure and leverage. Further, we believe that certain debt rating agencies, creditors and credit analysts monitor our Net Debt as part of their assessment of our business.
Adjusted Gross Profit, Adjusted Gross Profit Margin, Adjusted EBITDA, Adjusted EBITDA Margin and Adjusted Operating Expenses are supplemental non-GAAP financial measures of operating performance that do not represent and should not be considered as alternatives to Gross Profit, Gross Profit Margin, net income (loss) or total operating expenses, as determined under GAAP. In addition, these measures may not be comparable to similarly titled measures used by other companies.
These non-GAAP measures have limitations as analytical tools, and these measures should not be considered in isolation or as a substitute for analysis of the Company’s results or expenses as reported under GAAP. Some of these limitations are that these measures do not reflect:
•changes in, or cash requirements for, our working capital needs or contractual commitments;
•our interest expense, or the cash requirements to service interest or principal payments on our indebtedness;
•our tax expense, or the cash requirements to pay our taxes;
•recurring, non-cash expenses of depreciation and amortization of property and equipment and definite-lived intangible assets and, although these are non-cash expenses, the assets being depreciated and amortized may have to be replaced in the future;
•the non-cash expense of stock-based compensation, which has been, and will continue to be for the foreseeable future, an important part of how we attract and retain our employees and a significant recurring expense in our business;
•restructuring, mergers and acquisition and integration costs, all of which are intrinsic of our acquisitive business model; and
•impact on earnings or changes resulting from matters that are non-core to our underlying business, as we believe they are not indicative of our underlying operations.
Adjusted Gross Profit, Adjusted Gross Profit Margin, Adjusted EBITDA, Adjusted EBITDA Margin and Adjusted Operating Expenses should not be considered as measures of liquidity or as measures determining discretionary cash available to us to reinvest in the growth of our business or as measures of cash that will be available to us to meet our obligations.
We believe that the adjustments applied in presenting Adjusted Gross Profit, Adjusted Gross Profit Margin, Adjusted EBITDA, Adjusted EBITDA Margin and Adjusted Operating Expenses are appropriate to provide additional information to investors about certain material non-cash and other items that management believes are non-core to our underlying business. We further believe that these measures assist investors, potential investors and analysts in evaluating our operating results across reporting periods on a consistent basis.
Tabular Reconciliations for Non-GAAP Financial Measures
The table below reconciles our Adjusted Gross Profit to Gross Profit

	Year Ended December 31,		Change increase/(decrease)
(in $ millions except percentages)	2025	2024	$	%
Revenue	$2,718	$2,423	295	12%
Cost of revenue (excluding depreciation and amortization)	1,085	967	118	12%
Adjusted Gross Profit	1,633	1,456	177	12%
Depreciation and amortization related to cost of revenue	71	59	12	20%
Gross Profit	1,562	1,397	165	12%
Gross Profit Margin	57%	58%	(15)bps	—%
Adjusted Gross Profit Margin	60%	60%	1bps	—%

The table below reconciles our net income (loss) to Adjusted EBITDA:

	Year Ended December 31,		Change increase/(decrease)
(in $ millions except percentages)	2025	2024	$	%
Net income (loss)	$111	$(134)	245	182%
Interest income	(8)	(6)	(2)	(16)%
Interest expense	95	115	(20)	(17)%
Loss on early extinguishment of debt	2	38	(36)	(96)%
Provision for (benefit from) income taxes	40	66	(26)	(39)%
Depreciation and amortization	192	178	14	8%
Restructuring, exit and related charges(1)	58	17	41	242%
Integration costs(2)	20	24	(4)	(17)%
Mergers and acquisitions(3)	35	45	(10)	(23)%
Equity-based compensation and related employer taxes(4)	90	83	7	8%
Fair value movements on earnout derivative liabilities(5)	(96)	56	(152)	(271)%
Gain on remeasurement of previously held equity interest(6)	(39)	—	(39)	n/m
Other adjustments, net(7)	32	(4)	36	n/m
Adjusted EBITDA	$532	$478	$54	11%
Net income (loss) margin(a)	4%	(6)%	n/m	n/m
Adjusted EBITDA Margin	20%	20%	(17)bps	(1)%
______________________________________________
n/m — not meaningful
(a) Net income (loss) margin is calculated as net income (loss) divided by revenue.

The table below reconciles our total operating expenses to Adjusted Operating Expenses:

	Year Ended December 31,		Change increase/(decrease)
(in $ millions except percentages)	2025	2024	$	%
Total operating expenses	$2,588	$2,308	$280	12%
Adjustments:
Depreciation and amortization	(192)	(178)	(14)	(8)%
Restructuring, exit and related charges(1)	(58)	(17)	(41)	(242)%
Integration costs(2)	(20)	(24)	4	17%
Mergers and acquisitions(3)	(35)	(45)	10	23%
Equity-based compensation and related employer taxes(4)	(90)	(83)	(7)	(8)%
Other adjustments, net(6)	(3)	(13)	10	81%
Adjusted Operating Expenses	$2,190	$1,948	$242	12%
(1)Includes (i) employee severance costs of $48 million, and $11 million for the years ended December 31, 2025 and 2024, respectively, (ii) accelerated amortization of operating lease ROU assets of $6 million and $4 million for the years ended December 31, 2025 and 2024, respectively, and (iii) contract costs related to abandoned leased facilities and other related costs of $4 million and $2 million for the years ended December 31, 2025 and 2024, respectively.
(2)Represents expenses related to the integration of businesses acquired.
(3)Represents expenses related to business acquisitions, including potential business acquisitions, and includes pre-acquisition due diligence and related activities costs.
(4)Represents non-cash equity-based compensation expense and employer taxes paid related to equity incentive awards to certain employees.
(5)Represents fair value movements on earnout derivative liabilities during the periods.
(6)Represents gain on remeasurement of a previously held equity investment in Uvet Global Business Travel S.p.A.

(7)Adjusted Operating Expenses excludes (i) long-term incentive plan expense of $1 million and $8 million for the years ended December 31, 2025 and 2024, respectively, and (ii) legal and professional services costs of $2 million and $5 million for the years ended December 31, 2025 and 2024, respectively. Adjusted EBITDA additionally excludes (i) unrealized foreign exchange losses (gains) of $19 million and $(22) million for the years ended December 31, 2025 and 2024, respectively, and (ii) non-service component of our net periodic pension cost related to our defined benefit pension plans of $10 million and $5 million for the years ended December 31, 2025 and 2024, respectively.

The table below reconciles our net cash from operating activities to Free Cash Flow:

	Year Ended December 31,		Change increase/(decrease)
(in $ millions except percentages)	2025	2024	$	%
Net cash from operating activities	$233	$272	$(39)	(15)%
Less: Purchase of property and equipment	(129)	(107)	(22)	(20)%
Free Cash Flow	$104	$165	$(61)	(37)%

The table below reconciles our Net Debt position as of December 31, 2025 and December 31, 2024:

	As of December 31,
(in $ millions)	2025	2024
Current portion of long-term debt	$58	$19
Long-term debt, net of unamortized debt discount and debt issuance costs	1,360	1,365
Total debt, net of unamortized debt discount and debt issuance costs	1,418	1,384
Less: Cash and cash equivalents	(434)	(536)
Net Debt	$984	$848

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You may attend the meeting via the Internet and vote during the meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time on May 12, 2026. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

V90038-P49649

KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

GLOBAL BUSINESS TRAVEL GROUP, INC.

1. Election of three Class I directors.

Nominees:	**For**	**Against**	**Abstain**
1a. Paul Abbott	☐	☐	☐
1b. Eric Hart	☐	☐	☐
1c. Kathleen Winters	☐	☐	☐

The Board of Directors Unanimously Recommends that Stockholders Vote "FOR" Proposals 2, 3 and 4.

NOTE: Any other matter that properly comes before the Annual Meeting or at any adjournment or postponement thereof.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

The Annual Meeting of Stockholders of Global Business Travel Group, Inc. will be held on May 13, 2026 at 10:30 A.M. Eastern Time, virtually via the Internet at www.virtualshareholdermeeting.com/GBTG2026.

To access the virtual meeting, you must have the information that is printed in the box marked by the arrow located on the reverse side of this form.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Notice & Proxy Statement and Annual Report on Form 10-K are available at www.proxyvote.com.

V90039-P49649

GLOBAL BUSINESS TRAVEL GROUP, INC.
Annual Meeting of Stockholders
May 13, 2026 10:30 a.m. Eastern Time
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby appoints Paul Abbott and Eric J. Bock, and each of them independently, as proxy holders with full power of substitution and revocation, and authorizes each of them to vote all of the shares of the Class A common stock, par value $0.0001 ("Class A Common Stock"), of Global Business Travel Group, Inc., a Delaware corporation (the "Company"), that the undersigned is entitled to vote at the Annual Meeting of Stockholders of the Company to be held on May 13, 2026 at 10:30 a.m. Eastern Time (the "Annual Meeting"), and at any adjournment or postponement thereof, upon the matters specified and upon such other matters as may be properly brought before the Annual Meeting or at any adjournment or postponement thereof. You may participate in the Annual Meeting virtually via the Internet by visiting www.virtualshareholdermeeting.com/GBTG2026.

THE SHARES REPRESENTED BY THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDER(S). IF NO SPECIFIC DIRECTION IS GIVEN, SHARES WILL BE VOTED "FOR" ALL OF THE DIRECTOR NOMINEES IN PROPOSAL 1, "FOR" PROPOSALS 2, 3 AND 4 AND IN ACCORDANCE WITH THE DISCRETION OF THE PROXY HOLDERS ON ANY OTHER MATTER THAT PROPERLY COMES BEFORE THE ANNUAL MEETING OR AT ANY ADJOURNMENT OR POSTPONEMENT THEREOF.

PLEASE MARK, SIGN, DATE AND RETURN THE PROXY CARD IMMEDIATELY.

Continued and to be signed on reverse side